UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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CROWN HOLDINGS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Crown Holdings, Inc.

770 Township Line Road

Yardley, Pennsylvania 19067

________________________

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

________________________

Date:	April 22,2021

Time:	Online check-in begins:	9:15 a.m. Eastern Time
	Online Meeting begins:	9:30 a.m. Eastern Time

Place:	Meeting via the Internet – please visit: www.virtualshareholdermeeting.com/CCK2021

Purposes:	·	Elect Directors
	·	Ratify the appointment of independent auditors for the fiscal year ending December 31, 2021
	·	Vote on an advisory resolution to approve executive compensation for the Named Executive Officers as disclosed in this Proxy Statement
	·	Conduct such other business as may properly come before the Annual Meeting

All Shareholders are cordially invited to attend our virtual Annual Meeting of Shareholders, conducted via the Internet. Due to the ongoing public health impact of the COVID-19 pandemic and the travel and public gathering restrictions that have been imposed throughout Pennsylvania as a result thereof, the Annual Meeting will be held in a virtual meeting format to support the health and well-being of the Company’s Shareholders, employees and their families. Shareholders will not be able to attend the Annual Meeting in person this year.

Only Shareholders as of the close of business on March 2, 2021, the record date for the Annual Meeting, may participate and vote at the meeting. During the virtual Meeting, you may submit questions and will be able to vote your shares electronically. To participate, you will need the 16-digit control number included on your proxy card or voting instruction form. We encourage you to allow ample time for online check-in, which will begin at 9:15 a.m. Eastern Time on April 22, 2021.

This Proxy Statement, the Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders are available electronically at: www.crowncork.com/investors/proxy-online.

By Order of the Board of Directors

ADAM J. DICKSTEIN
Corporate Secretary
Yardley, Pennsylvania
March 15, 2021

ADDITIONAL INFORMATION ABOUT THE 2021 VIRTUAL ANNUAL MEETING

Attendance and Participation

Only Shareholders as of the close of business on March 2, 2021, which is the record date for the Annual Meeting, will be entitled to participate online, vote their shares electronically and submit questions during the Annual Meeting. You will be able to access the meeting at www.virtualshareholdermeeting.com/CCK2021 using your 16-digit control number.

•	If your shares are registered directly in your name with EQ Shareowner Services, the Company’s stock transfer agent, and you received proxy materials by mail, your 16-digit control number will be contained on your proxy card. If you are a participant in the Company’s Employee Stock Purchase Plan or any other applicable Company employee benefit plan, your 16-digit control number will be contained on your proxy card.

•	If your shares are held in a bank or brokerage account, your 16-digit control number will be contained on the voting instruction form provided by your bank or broker. If you do not receive a voting instruction form with this control number, please contact your bank or broker.

We encourage you to access the virtual Annual Meeting before the start time of 9:30 a.m., Eastern Time, on April 22, 2021. Please allow ample time for online check-in, which will begin at 9:15 a.m., Eastern Time, on April 22, 2021. The decision to have a virtual Annual Meeting again this year due to the ongoing public health impact of the COVID-19 pandemic does not represent a change in our Shareholder engagement philosophy. The Company expects to return to an in person meeting next year.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Shareholder Lists

A list of the Shareholders entitled to vote at the meeting will be open to examination by any Shareholder during the meeting.

Questions

Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CCK2021, typing your question into the “Ask a Question” field, and clicking “Submit.” Questions pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints.

Technical Support

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call 844-986-0822 (Toll Free) or 303-562-9302 for assistance. Technical support will be available beginning at 9:15 a.m. Eastern Time on April 22, 2021 through the conclusion of the Annual Meeting.

TABLE OF CONTENTS

2021 Proxy Statement Summary	1

Questions & Answers about the 2020 Annual Meeting	11

Proposal 1: Election of Directors	17

Director Compensation	21

Common Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers	23

Corporate Governance	25

Compensation Discussion and Analysis	31

2020 Say-On-Pay Vote Results	31
At-Risk Compensation	32
Pay-for-Performance Alignment - Performance-Based Shares	33
Role of the Compensation Committee	33
Compensation Philosophy and Objectives	33
Committee Process	34
Role of Executive Officers in Compensation Decisions	35
Executive Compensation Consultant	35
Use of Benchmarking	35
Peer Group Composition	35
Compensation Strategy for CEO	36
Compensation Strategy for NEOs other than the CEO	37
Components of Compensation	37
Base Salary	37
Annual Incentive Bonus	38
Long-Term Equity Incentives	41
Retirement Benefits	45
Perquisites	46
Severance	46
Tax Deductibility of Executive Compensation	46

Compensation Committee Report	47

Executive Compensation	49
Summary Compensation Table	49
Grants of Plan-Based Awards	51
Outstanding Equity Awards at Fiscal Year-End	53
Option Exercises and Stock Vested	55
Pension Benefits	56
Employment Agreements and Potential Payments upon Termination	57
Pay Ratio Disclosure	60

Principal Accountant Fees and Services	61

Audit Committee Report	62

Proposal 2: Ratification of Appointment of Independent Auditors	63

Proposal 3: Advisory Vote to Approve Executive Compensation	64

Other Matters	65

i

2021 PROXY STATEMENT SUMMARY

This is a summary only and does not contain all the information that you should consider. We urge you to carefully read the entire Proxy Statement before voting.

Crown Holdings, Inc. - 2021 Virtual Annual Meeting

Time and Date:	9:30 a.m. Eastern Time, April 22, 2021

Place:	Meeting via the Internet – www.virtualshareholdermeeting.com/CCK2021

Record Date:	March 2, 2021. Only Shareholders of record of the Company’s Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

2021 Annual Meeting Proposals

Agenda Item	Board Recommendation	Page
1. Election of Directors	FOR EACH DIRECTOR NOMINEE	17
2. Ratification of appointment of Independent Auditors	FOR	63
3. Advisory vote to approve executive compensation	FOR	64

How to Cast Your Vote

You can vote by any of the following methods:

Internet	Phone	Mail	During Meeting

www.proxyvote.com Deadline for voting online is 11:59 p.m. (ET) on April 21, 2021.	1-800-690-6903 Deadline for voting by phone is 11:59 p.m. (ET) on April 21, 2021.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your proxy card must be received before the Annual Meeting.	You may vote online during the Annual Meeting at www.virtualshareholder meeting.com/CCK2021

1

Proposal 1: Election of Directors

There are thirteen nominees for election to the Board of Directors. This year’s Board nominees include one new Director – Dwayne Wilson. Six of the Company’s independent Directors have joined the Board in the last five years as a result of a Board refreshment process where Director candidates were identified through Board, Shareholder and third-party search firm input. Our Board refreshment strategy has further strengthened and diversified the skills and experiences of the Board. Each Director nominee is listed below, and you can find additional information about each nominee under Proposal 1: Election of Directors, beginning on page 17.

		Director		Committee Memberships
Name and Primary Occupation	Age	Since	Independent	A	C	NCG	E
John W. Conway Chairman of the Board of the Company	75	1997	Yes				Chair
Timothy J. Donahue President and Chief Executive Officer of the Company	58	2015	No				✓
Richard H. Fearon Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation[1]	64	2019	Yes
Andrea J. Funk VP Finance, Americas of EnerSys	51	2017	Yes	✓	✓
Stephen J. Hagge Former President and Chief Executive Officer of AptarGroup	69	2019	Yes		✓
Rose Lee President of DuPont Water & Protection	55	2016	Yes			✓
James H. Miller Former Chairman and Chief Executive Officer of PPL Corporation	72	2010	Yes		✓	Chair	✓
Josef M. Müller Former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	73	2011	Yes	✓	✓
B. Craig Owens Former Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company	66	2019	Yes	✓
Caesar F. Sweitzer Former Senior Advisor and Managing Director of Citigroup Global Markets	70	2014	Yes	Chair		✓	✓
Jim L. Turner Chief Executive Officer of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group	75	2005	Yes		Chair	✓	✓
William S. Urkiel Former Senior Vice President and Chief Financial Officer of IKON Office Solutions	75	2004	Yes	✓		✓
Dwayne A. Wilson Former Senior Vice President of Fluor Corporation	62	2020	Yes	✓

A: Audit Committee   C: Compensation Committee   NCG: Nominating and Corporate Governance Committee   E: Executive Committee

1 Mr. Fearon will retire as an officer of Eaton Corporation on March 21, 2021.

2

Director Tenure
Less than 6 years	6 – 10 years	More than 10 years

Ongoing Board Refreshment – six new directors in five years

Board Independence and Diversity
Board Composition • Two female directors • One African American director • One Asian American director • One non-U.S. citizen director

The thirteen Director nominees standing for reelection to the Board have diverse backgrounds, skills and experiences. We believe their varied backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team.

3

Governance Best Practices

The Board of Directors is committed to implementing and maintaining strong corporate governance practices. The Board continually adopts emerging best practices in governance that enhance the effectiveness of the Board and our management and that serve the best interests of the Company’s Shareholders. The Corporate Governance section beginning on page 25 describes our governance framework. We call your attention to the following best practices.

✓	Annual election of all Directors
✓	Resignation policy applicable to Directors who do not receive a majority of votes cast in uncontested elections
✓	Mandatory retirement policy for Directors
✓	Proxy access
✓	Active outreach and engagement with Shareholders throughout the year
✓	Overboarding limits
✓	Robust Board refreshment with six new independent Directors joining the Board in the last five years
✓	12 of 13 Directors independent – all key committees consisting solely of independent Directors
✓	Independent Lead Director with broad authority
✓	Executive sessions of independent Directors held regularly
✓	Annual review of Committee charters and Corporate Governance Guidelines
✓	Robust stock ownership guidelines for Directors and Named Executive Officers
✓	Prohibition on all pledging and hedging of the Company’s stock by Directors, Officers and other insiders
✓	Annual advisory vote on executive compensation
✓	Code of Business Conduct and Ethics that applies to Directors and employees
✓	No supermajority voting requirement to amend By-Laws
✓	No poison pill
✓	Oversight of sustainability/environmental, social and governance (“ESG”) matters assigned to Nominating and Corporate Governance Committee
✓	Integration of Diversity and Inclusion in the Company’s Sustainability program, overseen by the Nominating and Corporate Governance Committee
✓	Board oversight of cybersecurity

Shareholder Engagement

The Company has developed a multi-platform Shareholder engagement program that results in active dialogue with both current and prospective Shareholders all over the world. Major elements of the program include individual or group investor meetings, scheduled teleconferences, participation in sponsored institutional investor conferences and investor visits to Company manufacturing or administrative facilities.  Subjects of discussion at these events include long-term strategy, financial information, recent and pending acquisitions and divestitures, major trends and issues affecting the Company’s businesses, industry dynamics, executive compensation, sustainability and corporate governance, among other matters. In addition, since the November 2019 announcement of our ongoing Board-led review of our portfolio and capital allocation/return and our continuing Board refreshment process, our Shareholder engagement has included the receipt of Shareholder perspectives on our businesses and capital allocation as well as our Board composition. During last year’s engagement cycle we estimate that we had personal contact with investors owning well over 50% of the Company’s outstanding shares.

4

Sustainability – Environmental and Social Responsibility

Sustainability is integral to the Company’s business strategy. The Company’s Nominating and Corporate Governance Committee has oversight of the Company’s sustainability efforts pursuant to its Committee charter. We manage our business with ESG as an important operational consideration and with a relentless focus on safety, innovation and efficiency – both in our manufacturing processes and our use of resources. That discipline has enabled us to reduce our overall energy consumption and greenhouse gas emissions, even as demand for our metal packaging products has continued to increase and we have grown our global footprint to support our regional and international customers. In 2020, we expanded our conservation efforts to water usage. Our focus on sustainability is aided by the strong recyclability credentials of aluminum and steel, our primary raw materials for metal packaging that can be infinitely recycled with no loss of physical properties. These natural elements maintain their properties forever, making metal a key contributor to the circular economy. This constant reuse into new containers or other metal products saves raw materials and energy and reduces CO2 emissions. Most of the products made by our Transit Packaging Division use a high-degree of recycled content and many use 100% recycled content. In fact, our plastic strapping business unit recycles millions of pounds of PET bottles to make strapping.

The Company issued its most recent biennial Sustainability Report in February 2020. The report uses the Global Reporting Initiative’s G4 guidelines and is available in full at sustainability.crowncork.com. The Company’s next Sustainability Report will be a supplement report published in the Spring of 2021 to close out our 2020 goals and transition to our Twentyby30 program.

Some highlights from our recent sustainability results are as follows:1

•	We participate in the climate change program of CDP (formerly known as the Carbon Disclosure Project) to further increase transparency with customers and other important stakeholders. Our last three annual submissions have received high rankings, placing us in the “Leadership” and “Management” tiers. Crown consistently scores as one of the highest companies in the packaging sector.
•	For 2020 Crown achieved a top score for CDP Supplier Engagement, scoring in the top 7% of all 8,033 companies reporting to CDP. The supplier engagement score provides a rating for how effectively companies engage their suppliers on climate change.
•	The Company expects to report under the SASB methodology in its next Sustainability Report, which will be published in the Spring of 2021.

•	We established a goal to reduce energy consumption by 5% per billion standard units of production (our unit of measure for metal packaging defined in the report) from 2015 levels by the end of 2020. As of December 31, 2019, we exceeded this goal, reducing energy consumption by 5.1% per billion standard units for metal packaging.

1 We continue actively working to integrate our new Transit Packaging Division, which has a much more diverse set of product offerings and manufacturing formats than our metal packaging business, into our sustainability measurement methodology. The data above do not include Transit Packaging. Nevertheless, we note that a large percentage of the products sold by the Transit Packaging Division are made from recycled materials and that the Transit Packaging Division recycles millions of pounds of material to manufacture its products. We expect that our Transit Packaging Division will be integrated into all future Sustainability Reports.

5

•	We established a goal to reduce Scope 1 and Scope 2 greenhouse gas emissions by 10% per billion standard units of production from 2015 levels by the end of 2020. As of December 31, 2019, we exceeded this goal, with greenhouse gas emissions reduced by 10.8% per billion standard units. Absolute emissions have decreased by 1.1% even as production has increased by 13.9%.

•	During the reporting period, the Company won numerous awards in multiple U.S. states and in all three of our global geographic divisions in areas such as safety, recycling, pollution prevention and green manufacturing.

The Company has taken many additional steps in our sustainability efforts, including the following:

•	We signed one of the largest non-investment grade “sustainability-linked loans” in history. The interest rate on the Company’s revolving credit facility will increase or decrease, in part, based on the annual environmental, social and governance scores received by the Company from one of the major third-party sustainability ratings agencies.

•	We announced plans to reduce water usage in our global operations by 20% from 2019 levels by the end of 2025. These efforts will decrease the Company’s water usage by over 500 million gallons annually.

•	We joined RE100, pledging a total transition to 100% renewable electricity by 2050, with interim targets of 60% by 2030, and 90% by 2040.

•	We committed to the Science-Based Targets initiative (“SBTi”), which requires the Company to set specific goals for reducing GHG emissions. These targets, which have been accepted by the SBTi, align with global temperature increase limits of 1.5° C set by the Paris Agreement of 2015. The Company established a Scope 1 and 2 emissions reduction goal of 50% by 2030. Additionally, the Company established a Scope 3 goal of 16% emissions reduction by 2030.

•	In July 2020, the Company introduced its next phase of Sustainability with the launch of its Twentyby30 program. This ambitious and aggressive program commits to twenty measurable goals to be achieved by 2030 or sooner and is available at www.crowncork.com/sustainability/twentyby30-overview.

•	We launched our new Supplier Code of Conduct, available at www.crowncork.com/investors/corporate-governance/supplier-code-conduct, to align supplier conduct with the Company’s core values.

•	In the past year, we have issued public policy statements on Environmental Sustainability, Human Rights, Responsible and Ethical Sourcing, Tax Strategy and Conflict Minerals, all of which are available at www.crowncork.com.

6

Proposal 2 – Ratification of Appointment of Independent Auditors

As a matter of good corporate governance, we are asking you to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2021. The following table summarizes the fees PwC billed to the Company for 2020.

Audit Fees	Audit-Related Fees	Tax Compliance Fees	Tax Advisory Services Fees	All Other Fees
$9,408,000	$6,315,000	$320,000	$1,148,000	$21,000

Additional information in the section titled “Principal Accountant Fees and Services” and the Audit Committee Report may be found on pages 61 and 62.

Proposal 3 – Advisory Vote to Approve Executive Compensation

At the 2020 Annual Meeting, the say-on-pay resolution with respect to Named Executive Officer (“NEO”) compensation received a favorable vote of over 96%. Accordingly, the general approach to the compensation of our NEOs, including the Chief Executive Officer (“CEO”), remained largely unchanged. See Compensation and Discussion Analysis (“CD&A”) that begins on page 31. Below is a summary of the CEO’s compensation for 2018, 2019 and 2020. Compensation of Mr. Donahue and the other NEOs is more fully described in the Summary Compensation Table on page 49.

Name and Position	Year	Salary	Grant Date Projected Value of Unvested Restricted Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total Compensation	Total Compensation Net of Certain Retirement-Related Benefits
Timothy Donahue President and Chief Executive Officer	2020	$1,200,000	$6,239,951	$2,880,000	$5,714,297	$1,486,791	$17,521,039	$10,324,226
	2019	1,155,000	6,005,970	1,711,710	4,056,957	1,081,053	14,010,690	8,876,880
	2018	1,100,000	5,720,055	1,735,800	1,183,618	77,268	9,816,741	8,566,727

The last column above shows Total Compensation net of certain retirement-related benefits (i.e., the Change in Pension Value column and certain retirement-related elements of All Other Compensation). The lump-sum present value calculations required to be included for all of our NEOs in this Proxy Statement for certain components of Total Compensation continue to be inflated by historically-low interest rates. Not all of the pension benefits payable to our NEOs will be paid in a lump sum. Future increases in interest rates could cause a significant reduction in the lump-sum value of such benefits. See page 56, footnote 4, for more information about interest rate sensitivity.

7

Pay-for-Performance Alignment – Performance-Based Shares

The Company has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in Shareholder value. Two-thirds of our NEOs’ share awards are performance-based. Beginning with 2017 grants, which vested in early 2020, vesting is based on two performance metrics: the Company’s relative total shareholder return (“TSR”) against a peer group (the Dow Jones U.S. Containers & Packaging Index) and the Company’s return on invested capital (“ROIC”).

Based on the Company’s performance for the measurement period related to the vesting of performance-based shares in 2020, the Company’s NEOs, including the CEO, received awards that were 21.3% above the target grants established in 2017. However, due to the Company’s under-performance for the measurement periods related to the performance-based shares vesting in 2018 and 2019, the NEOs forfeited 100% of the performance-based shares granted in 2015 and 2016. Such additional awards and forfeitures display a clear and direct correlation between pay-for-performance and our executives’ compensation. This performance-based vesting history illustrates a strong pay-for-performance alignment.

8

Elements of Total Direct Compensation

The allocation of 2020 total direct compensation for our CEO and for our other NEOs among the various components of compensation is set forth in the following charts that highlight the Company’s emphasis on “at risk” and equity-based compensation.

9

Executive Compensation Best Practices

WHAT WE DO

✓	Benchmark our NEOs’ total direct compensation at the 50th percentile of our peer group
✓	Review pay and performance alignment annually
✓	Provide a majority of the direct compensation paid to our NEOs in performance-based compensation
✓	Allocate two-thirds of compensation under the Company’s long-term incentive plan to performance-based share awards and one-third to time-based share awards
✓	Vest performance-based shares on the basis of two metrics (total shareholder return and return on invested capital)
✓	Base payouts under the Company’s Annual Incentive Bonus Plan on the achievement of specified levels of economic profit and modified operating cash flow
✓	Maintain stock ownership and holding period requirements for our NEOs
✓	“Clawback” non-equity incentive bonus payments and performance-based equity awards from NEOs in the event of certain acts of misconduct
✓	Engage an independent compensation consultant for our Compensation Committee
✓	Annually review the independence of the compensation consultant retained by the Compensation Committee
✓	Utilize tally sheets to review total compensation, compensation mix, internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits and interest rate sensitivity on retirement benefits
✓	Hold annual Say-on-Pay votes

WHAT WE DON’T DO

✗	Allow carry-forward or banking of economic profit or modified operating cash flow achievement in the Company’s Annual Incentive Bonus Plan
✗	Use subjective individual qualitative factors in determining executives’ annual bonuses
✗	Include tax gross-up provisions in any new or revised executive employment agreements
✗	Provide excessive perquisites
✗	Permit any form of hedging or pledging of Company stock

Please read the CD&A, beginning on page 31, for a more detailed description of the Company’s executive compensation program.

10

QUESTIONS & ANSWERS ABOUT THE 2021 ANNUAL MEETING

Why am I receiving these materials?

The Company is providing you this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report for the year ended December 31, 2020, containing audited financial statements, in connection with our Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting. The Meeting will be conducted via the Internet on April 22, 2021 at 9:30 a.m. Eastern Time. All Shareholders of the Company are cordially invited to attend our virtual Annual Meeting and are entitled and requested to vote on the matters described in this Proxy Statement. The accompanying Proxy is solicited on behalf of the Board of Directors of the Company. We are mailing this Proxy Statement and the accompanying Proxy Card and Annual Report to our Shareholders on or about March 15, 2021.

What is a Proxy?

A Proxy is your legal designation of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is called a Proxy Holder. On the Proxy Card you will find the names of the persons designated by the Company to act as Proxy Holders to vote your shares at the Annual Meeting. The Board is asking you to allow any of the persons named as Proxy Holders on the Proxy Card (all of whom are Officers of the Company) to vote your shares at the Annual Meeting. The Proxy Holders must vote your shares in the manner you instruct.

Who is entitled to vote?

Only Shareholders as of the close of business on March 2, 2021 (“Record Date”) are entitled to receive notice of, to attend and to vote at the Annual

Meeting or any adjournment or postponement of the Annual Meeting. Each Shareholder has one vote per share on all matters to be voted on. As of the Record Date, there were 134,912,097 shares of Common Stock outstanding.

What is the difference between a “record owner” and a “beneficial owner”?

Record Owners: If your shares are registered directly in your name with EQ Shareowner Services, the Company’s stock transfer agent, you are considered the “Shareholder of record” or “record owner” with respect to those shares. You vote your shares directly and may vote online directly during the Annual Meeting with no prior authorizations required.

Beneficial Owners: If your shares are held in an account at a brokerage firm, bank or trust as custodian on your behalf, you are considered the “beneficial owner” of those shares. Your shares are registered on the Company’s books in the name of the brokerage firm, bank or trust, or its nominee. Shares held in this manner are commonly referred to as being held in “street name.” As the beneficial owner of the shares, you have the right to direct your broker, bank or trustee how to vote your shares by using the voting instruction form sent to you along with this Proxy Statement. You also are invited to attend the virtual Annual Meeting and you may vote online during the Annual Meeting by following the instructions provided by your broker, bank or trust with your voting instruction form.

11

What proposals will be voted on at the Annual Meeting?

Shareholders will vote on three proposals at the Annual Meeting:

•	the election of Directors
•	the ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2021
•	an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement (the “Say-on-Pay” vote)

The Company also will consider any other business that properly comes before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for election to the Board
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2021
•	“FOR” the advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a Proxy to the Proxy Holders named on the Proxy Card, they will have the discretion to vote your shares in their best judgment with respect to any additional matters properly brought before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws. Also, if for any reason any of our nominees are not available as candidates for Director, the Proxy Holders will vote the Proxies for any other candidate or candidates who may be nominated by the Board.

How do I vote my shares?

You may vote your shares by Proxy or during the virtual meeting. You may vote by Proxy:

•	by the Internet, at the web address provided on page 1 of this Proxy Statement or on your Proxy Card or voting instruction form; or
•	by telephone, using the toll-free number listed on page 1 of this Proxy Statement or on your Proxy Card or voting instruction form; or
•	by mail, by marking, signing, dating and mailing your Proxy Card or voting instruction form and returning it in the envelope provided. If you return your signed Proxy Card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted FOR Proposals 1 through 3; or
•	during the Meeting, by using the unique 16-digit control number which appears on the proxy card, if you are a record owner; if you are a beneficial owner, your 16-digit control number will be contained on the voting instruction form provided by your bank or broker.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern Time, April 21, 2021.

12

Will my shares be voted if I do not provide my Proxy?

It depends on whether you are a record owner or beneficial owner. If you are a record owner, your shares will NOT be voted unless you provide a Proxy or attend and vote online at the Annual Meeting. For beneficial owners who hold shares in street name through brokerage firms, those firms generally have the authority to vote their clients’ unvoted shares in their discretion on certain routine matters. For example, if you are a beneficial owner and you do not provide voting instructions, your brokerage firm may vote your shares with respect to the ratification of the appointment of independent auditors (Proposal 2), as this matter is considered routine under the applicable New York Stock Exchange (“NYSE”) rules. All other matters to be voted on at this year’s Annual Meeting are not considered routine, and your broker cannot vote your shares on those non-routine matters without your instruction (“broker non-votes”).

Beneficial Owners: The Company urges you to instruct your broker, bank or trust on how to vote your shares.

What constitutes a quorum?

The presence, by attendance at the virtual Annual Meeting or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business at the Annual Meeting. WITHHOLD votes with respect to Director nominees and abstain votes will be counted in determining the presence of a quorum as well as shares subject to broker non-votes if the broker votes the shares on a routine matter, such as the ratification of the appointment of the Company’s independent auditors (Proposal 2). Under Pennsylvania law and the Company’s By-Laws, ABSTAIN votes and broker non-votes are not considered to be “votes cast” and, therefore, although they will be counted for purposes of determining a quorum, they will not be given effect either as FOR or WITHHOLD / AGAINST votes.

What vote is needed for the election of Directors, and what is the policy with respect to the resignation of Directors who do not receive a majority of the votes?

With regard to Proposal 1, Shareholders may vote FOR or WITHHOLD with respect to the election of Directors. Directors are elected by a plurality of the votes cast, by those in attendance at the virtual Annual Meeting or by Proxy, subject to the Company’s By-Law provision described below. The Company’s By-Laws set forth the procedures if a Director nominee does not receive at least a majority of votes cast in an uncontested election of Directors where a quorum is present. In an uncontested election, an incumbent Director nominee who receives the support of less than a majority of the votes cast at an Annual Meeting, although deemed to have been elected to the Board by plurality vote, must promptly tender his or her resignation to the Board. In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board by plurality vote and to have immediately resigned.

For this purpose, “majority of votes cast” means the number of shares voted FOR a Director’s election exceeds 50% of the total number of votes cast with respect to the Director’s election. “Votes cast” includes only FOR and WITHHOLD votes. Under Pennsylvania law and the Company’s By-Laws, broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as FOR or WITHHOLD votes in the context of Proposal 1.

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The Nominating and Corporate Governance Committee will evaluate the tendered resignation of an incumbent Director who does not receive a majority vote in an uncontested election and make a recommendation to the Board as to whether the resignation should be accepted. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of certification of election results. If the Board does not accept the incumbent’s resignation, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until such Director’s earlier death, resignation or removal. If the Board accepts the Director’s resignation, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to the Company’s By-Laws. To be eligible to stand for election, each nominee who agrees to be nominated must agree in writing to be bound by the By-Law resignation provisions in the event the nominee does not receive a majority of the votes cast in an uncontested election.

What vote is needed to approve all other proposals?

Proposals 2 and 3 require a FOR vote of a majority of the votes cast, by those in attendance at the virtual Annual Meeting or by Proxy, in order to be approved.

ABSTAIN votes and broker non-votes will not be considered as votes cast and will have no effect on the outcome of the votes on these proposals.

Can I change or revoke my vote after I have delivered my Proxy?

Yes. If you are a record owner, prior to the Annual Meeting you may change your vote by submitting a later-dated Proxy in one of the manners authorized and described in this Proxy Statement (by Proxy Card, via the Internet or by telephone). You also may give a written notice of revocation to the Company’s Corporate Secretary, so long as it is delivered to the Corporate Secretary at the Company’s principal executive offices prior to the beginning of the Annual Meeting. You also may revoke any Proxy by voting your shares electronically during the Annual Meeting. If you are a beneficial owner, please follow the instructions provided by your broker, bank or trust with your voting instruction form if you wish to cast your vote electronically at the Annual Meeting.

Who can attend the Annual Meeting?

Our virtual Annual Meeting will be conducted on the Internet via webcast. Shareholders of record on March 2, 2021 will be able to participate online, vote their shares electronically and submit questions during the Annual Meeting by visiting:

www.virtualshareholdingmeeting.com/CCK2021

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 9:30 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 9:15 a.m. Eastern Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at

www.virtualshareholdingmeeting.com/CCK2021

and typing your question into the “Ask a Question” field, and clicking “Submit.” Questions pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints.

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If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call 844-986-0822 (Toll Free) or 303-562-9302 for assistance. Technical support will be available beginning at 9:15 a.m. Eastern Time on April 22, 2021 through the conclusion of the Annual Meeting.

Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at

www.virtualshareholdingmeeting.com/CCK2021

Where can I find voting results of the Annual Meeting?

The Company will announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K or Form 10-Q filed with the Securities and Exchange Commission (“SEC”) within four business days after the date of the Annual Meeting.

Who conducts the Proxy solicitation, and how much will it cost?

The Company has engaged D.F. King to assist in the solicitation of Proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation. Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, Internet or facsimile or in person without any extra compensation. The Company bears the cost of soliciting Proxies.

What is the deadline for proposals for consideration or for nominations of individuals to serve as Directors at the 2022 Annual Meeting of Shareholders?

Proposals to be Considered for Inclusion in the Company’s Proxy Materials:

In order to be considered for inclusion in the Proxy Statement for the Company’s 2022 Annual Meeting
of Shareholders, any Shareholder proposal intended to be presented at that meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail – Return Receipt Requested, by the Office of the Corporate Secretary, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067 not later than November 15, 2021.

Director Nominations for Inclusion in the Company’s Proxy Materials (Proxy Access):

Under certain circumstances, Shareholders may submit nominations for Directors for inclusion in the Company’s proxy materials by complying with the proxy access requirements in the Company’s By-Laws, which require nominations to be submitted in writing, via Certified Mail – Return Receipt Requested, and received at the above address not before October 16, 2021 nor after November 15, 2021.

Other Business and Director Nominations to Be Brought Before the 2022 Annual Meeting of Shareholders:

The Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given to the Company and who is entitled to vote at an annual meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Corporate Secretary must be delivered or mailed, via Certified Mail – Return Receipt Requested, and received at the above address not before October 16, 2021 nor after November 15, 2021. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Corporate Secretary.

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How can I access the Proxy materials on the Internet?

The Company has made available copies of the following materials at the Company’s website at:

www.crowncork.com/investors/proxy-online

•	this Proxy Statement
•	the Proxy Card relating to the Annual Meeting of Shareholders
•	the Annual Report to Shareholders

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card and the Annual Report to Shareholders, is not part of the Proxy soliciting materials.

Whom should I contact to obtain a copy of the Annual Report on Form 10-K?

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC on February 26, 2021. A copy of the Company’s Annual Report on Form 10-K was included as part of the Annual Report to Shareholders that you received along with the proxy materials. Any Shareholder can obtain a copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, without charge. Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067 or you may call toll free 888-400-7789. Copies in electronic format of the Company’s Annual Report and filings with the SEC are available at the Company’s website at www.crowncork.com in the “For Investors” section.

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PROPOSAL 1: ELECTION OF DIRECTORS

The Proxy Holders shall vote the shares with respect to the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the Proxy Holders will vote with respect to the remaining nominees and others who may be nominated by the Board of Directors.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors. The Board of Directors has fixed the number of Directors at 13. It is intended that the Proxies will be voted for the election of the 13 nominees named below as Directors, and no more than 13 will be nominated by the Board. If all 13 director nominees are elected, the Board of Directors will consist of 13 Directors, 12 of whom, representing 92% of the Board, will be “independent” as defined in the NYSE listing standards.

The Board is committed to regular review of its composition to ensure that the Board continues to have the right mix of skills, background and tenure. This year’s Board nominees include one new Director – Dwayne Wilson. Six of the Company’s independent Directors have joined the Board in the last five years as a result of a Board refreshment process where Director candidates were identified through Board, Shareholder and third-party search firm input. Our ongoing Board refreshment strategy has further strengthened and diversified the skills and experiences of the Board. The Board believes that the collective combination of backgrounds, skills and experiences of its members has produced a Board that is well-equipped to exercise oversight responsibilities for the Company’s Shareholders and to help guide the Company to achieve its long-term strategic objectives.

Under the Company’s Corporate Governance Guidelines, no Director will commence a term of Board service if the Director is over 75 years old unless the Board determines that an additional term of Board service would be in the best interests of the Company.

The names of the nominees and information concerning them and their associations as of March 2, 2021, as furnished by the nominees, follow. The principal occupations and the directorships stated include the nominees’ occupations and directorships with any U.S. publicly traded companies or registered investment companies during the last five years.

The Board of Directors Recommends that Shareholders Vote FOR Election of Each of the Nominees Named Below.

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Name	Age	Principal Occupation	Year Became Director
John W. Conway (a)	75	Chairman of the Board and former Chief Executive Officer of the Company; also a Director of PPL Corporation	1997
Timothy J. Donahue (a)	58	President and Chief Executive Officer of the Company	2015
Richard H. Fearon	64	Vice Chairman and Chief Financial and Planning Officer and Director of Eaton Corporation[1]; also a Director of Avient Corporation and CRH plc	2019
Andrea J. Funk (b) (c)	51	VP Finance, Americas of EnerSys; former Chief Executive Officer of Cambridge-Lee Industries; former Director of Destination Maternity Corporation	2017
Stephen J. Hagge (c)	69	Former President, Chief Executive Officer and Director of AptarGroup; also a Director of CF Industries Holdings	2019
Rose Lee (d)	55	President of DuPont Water & Protection	2016
James H. Miller (a) (c) (d)	72	Former Chairman and Chief Executive Officer of PPL Corporation; also a Director of AES Corporation	2010
Josef M. Müller (b) (c)	73	Former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011
B. Craig Owens (b)	66	Former Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company; also a Director of AptarGroup; former Director of J.C. Penney Company	2019
Caesar F. Sweitzer (a) (b) (d)	70	Former Senior Advisor and Managing Director of Citigroup Global Markets	2014
Jim L. Turner (a) (c) (d)	75	Chief Executive Officer of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Comstock Resources	2005
William S. Urkiel (b) (d)	75	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; former Director of Roadrunner Transportation Systems	2004
Dwayne A. Wilson (b)	62	Former Senior Vice President of Fluor Corporation; Director of Sterling Construction Company and Ingredion Incorporated; former Director of AK Steel Holding Corporation	2020
(a) Member of the Executive Committee		(c) Member of the Compensation Committee
(b) Member of the Audit Committee		(d) Member of the Nominating and Corporate Governance Committee

[1] Mr. Fearon will retire as a director and officer of Eaton Corporation on March 31, 2021.

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The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending candidates to the Board as Director nominees. The Board desires a diverse membership, including with respect to race, gender, nationality and ethnicity as well as professional background and geographic and industry experience. The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications, perspectives, talents, education and skills as well as each potential nominee’s ability to contribute to the Board and to enhance the Board’s decision-making process. Independence is a key factor when considering the Director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process. For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.” The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board and is independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company’s Shareholders as a whole. In addition, each of the nominees has exhibited the ability to operate constructively with the other members of the Board and to challenge and question management in a productive way.

The Board believes, moreover, that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas. These areas include organizational leadership; public company board service; manufacturing; finance; management in the packaging, food and beverage sectors and other relevant industries; and international business and markets. The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

John Conway. Mr. Conway, the Company’s independent non-executive Chairman of the Board, served as the CEO of the Company for over 15 years until his retirement at year-end 2015, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for over 40 years. He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business. Mr. Conway also serves as Lead Director of another NYSE-listed company.

Timothy Donahue. Mr. Donahue assumed the position of CEO of the Company in 2016. He has served as a member of the Board since 2015 and in other executive positions with the Company for over 30 years. He brings to the Board an intimate understanding of the operations and finances of the Company from his prior experience as the Company’s Chief Operating Officer and Chief Financial Officer.

Richard Fearon. Mr. Fearon’s experience as a CFO of an NYSE-listed global, diversified manufacturing company brings to the Board comprehensive knowledge of financial accounting and extensive experience in financial reporting, corporate finance and capital markets, corporate development, strategic planning, mergers and acquisitions, risk management and investor relations. In addition, his service as a Lead Director of an NYSE-listed global provider of specialized polymers also provides significant governance experience. Mr. Fearon also serves as a director of another publicly-listed company. Mr. Fearon will retire as a director and officer of Eaton Corporation on March 31, 2021.

Andrea Funk. Ms. Funk’s experience as VP Finance of the Americas division of an NYSE-listed international manufacturing company and as former CEO and CFO of an international manufacturing and distribution business brings to the Board significant expertise in the areas of finance, operations and strategy. This, along with Ms. Funk’s prior experience in public accounting, enhances her contributions to the Audit Committee and qualifies her as an “audit committee financial expert” within the meaning of SEC regulations.

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Stephen Hagge. Mr. Hagge brings to the Board substantial leadership and management experience in public company governance, operations, international business, strategic initiatives and risk management from his role as former CEO, CFO and COO of an NYSE-listed global packaging manufacturer. Mr. Hagge also serves as a director of another NYSE-listed company.

Rose Lee. Ms. Lee brings senior management experience to the Board from her role as president of a global business segment of an NYSE-listed international manufacturing company. She also brings a deep knowledge of operations, engineering and technology matters that enhances her contribution to the Nominating and Corporate Governance Committee’s oversight of the Company’s sustainability efforts.

James Miller. Mr. Miller, the Company’s Independent Lead Director, brings to the Board substantial leadership and management experience, both domestic and international, from his role as former chairman and CEO of an NYSE-listed international energy and utility holding company. Mr. Miller also brings to the Board significant safety, environmental, governmental relations and regulatory agency experience by virtue of his responsibilities at this highly regulated utility company. Mr. Miller chairs the Nominating and Corporate Governance Committee and also serves as director of another NYSE-listed company.

Josef Müller. Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the CEO of that company’s greater China region. Mr. Müller brings to the Board significant emerging market business development and management experience.

B. Craig Owens. Mr. Owens’ extensive experience in the consumer food and beverage industries, including his former service as the CFO of a leading NYSE-listed international consumer food company, brings to the Board significant financial expertise, including all aspects of financial reporting, accounting, corporate finance and capital markets, as well as significant experience in strategic planning, business integration and operations, and in managing supply chain organizations. He also has considerable knowledge of the retail industry having served as CFO of a leading international grocery retailer. Mr. Owens also serves as a director of another NYSE-listed company.

Caesar Sweitzer. Mr. Sweitzer spent over 35 years in finance, primarily as an investment banker focusing on industrial companies. Mr. Sweitzer brings to the Board significant knowledge of the global packaging industry as well as finance and investment matters, such as acquisitions, dispositions and corporate finance. Mr. Sweitzer’s experience qualifies him as an “audit committee financial expert” within the meaning of SEC regulations, and he chairs the Audit Committee.

Jim Turner. Mr. Turner’s extensive experience in the soft drink industry, and in particular his experience as owner and CEO of the largest independent soft drink bottler in the U.S., gives the Board deep insight into the industry of many of the Company’s significant customers. Mr. Turner has valuable experience in business development, finance and mergers and acquisitions. Mr. Turner chairs the Compensation Committee and also serves as a director of another NYSE-listed company.

William Urkiel. Mr. Urkiel’s experience as CFO of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and capital markets and corporate governance matters. Mr. Urkiel’s accounting and finance experience qualify him as an “audit committee financial expert” within the meaning of SEC regulations, and he serves on the Audit Committee.

Dwayne Wilson. Mr. Wilson brings to the Board over 36 years of senior management experience at a leading NYSE-listed construction and engineering company. Mr. Wilson has gained a broad range of experience and exposure to a number of diverse end markets, and the Company will benefit from his knowledge and perspective, particularly in the areas of manufacturing, technology, operational excellence and engineering. Mr. Wilson also serves as a director of two other publicly-listed companies.

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DIRECTOR COMPENSATION

The following table lists 2020 Director compensation for all independent Directors who received compensation as Directors in 2020. Compensation for Mr. Donahue, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section below. Mr. Donahue does not earn additional compensation for his service as Director.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
John Conway	$180,000	$145,000	$325,000
Richard Fearon	100,000	145,000	245,000
Andrea Funk	125,000	145,000	270,000
Stephen Hagge	110,000	145,000	255,000
Rose Lee	117,500	145,000	262,500
William Little (3)	52,500	72,500	125,000
Hans Löliger (3)	52,500	72,500	125,000
James Miller	155,000	145,000	300,000
Josef Müller	125,000	145,000	270,000
B. Craig Owens	111,250	145,000	256,250
Caesar Sweitzer	135,000	145,000	280,000
Jim Turner	130,000	145,000	275,000
William Urkiel	125,000	145,000	270,000

(1)

Each Director may defer receipt of all, or any part, of his or her cash compensation until termination of service as a Director. At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years after departure from the Board and are credited with interest at the prime rate until distributed.

(2)

The annual grant of Company Common Stock for 2020 consisted of $145,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis. The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(3)	Messrs. Little and Löliger retired as Directors of the Company pursuant to the Company’s mandatory retirement rules and did not stand for re-election in April 2020.

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The Board periodically receives benchmarking data regarding director compensation from Pay Governance LLC, an executive compensation consulting firm, and uses the 50th percentile of its peer group’s target total cash compensation and target total direct compensation as a market check in determining director compensation. For 2021, Directors who are not employees of the Company will receive annual cash base fees, grants of Company Common Stock and cash committee fees in the amounts set forth as follows.

Cash Base Fee	$100,000
Equity Grant	145,000
Supplemental Cash Committee Fees:

• Audit Committee - Chair

• Audit Committee - Other Members

• Compensation Committee and Nominating and Corporate Governance Committee - Chair

• Compensation Committee and Nominating and Corporate Governance Committee - Other Members

25,000 15,000 20,000 10,000
Non-Executive Board Chairman Fee	80,000
Independent Lead Director Fee	25,000

Directors do not receive any additional fees for their service on the Executive Committee. There are no Board or committee meeting attendance fees. Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

22

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 2, 2021, the number of shares of Company Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	11,968,559	8.9%
JP Morgan Chase & Co. (3) 383 Madison Avenue New York, NY 10179	8,518,556	6.3%
Janus Henderson Group plc (4) 201 Bishopsgate EC2M 3AE United Kingdom	7,323,332	5.4%
BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10055	6,812,394	5.0%

(1) Percentages are derived based upon 134,912,097 shares of Common Stock outstanding as of March 2, 2021.

(2) The Vanguard Group, an investment advisor, reported that it may be deemed to be the beneficial owner of 11,968,559 shares of the Company’s Common Stock. The Vanguard Group reported that it had sole dispositive power with respect to 11,745,103 shares, including 117,151 shares for which it had shared voting power, and shared dispositive power with respect to 223,456 shares.

(3) JP Morgan Chase & Co., a parent holding company, reported that it may be deemed to be the beneficial owner of 8,518,556 shares of the Company’s Common Stock. JP Morgan Chase & Co. reported that it had sole dispositive power with respect to 8,487,669 shares, including 7,778,630 shares for which it had sole voting power and 28,950 shares for which it had shared voting power, and shared dispositive power with respect to 29 shares.

(4) Janus Henderson Group plc, a parent holding company, reported that it may be deemed to be the beneficial owner of 7,323,332 shares of the Company’s Common Stock. Janus Henderson Group plc reported that it had shared voting power and shared dispositive power with respect to 7,323,332 shares.

(5) BlackRock, Inc., a parent holding company, reported that it may be deemed to be the beneficial owner of 6,812,394 shares of the Company’s Common Stock. BlackRock, Inc. reported that it had sole dispositive power with respect to 6,812,394 shares, including 6,068,303 shares for which it had sole voting power.

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The following table shows, as of March 2, 2021, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2020; and all Directors and Executive Officers as a group. The Directors and Executive Officers of the Company have sole voting and dispositive power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
John Conway	1,031,933	*
Timothy Donahue (2)	637,682	*
Richard Fearon (3)	3,531	*
Andrea Funk	8,564	*
Gerard Gifford	161,896	*
Stephen Hagge	2,338	*
Thomas Kelly (2)	133,172	*
Rose Lee	10,134	*
James Miller	25,001	*
Josef Müller	24,314	*
Djalma Novaes	77,473	*
B. Craig Owens	2,338	*
Didier Sourisseau	91,760	*
Caesar Sweitzer	15,914	*
Jim Turner	92,725	*
William Urkiel	51,944	*
Dwayne Wilson	368	*
Directors and Executive
Officers as a Group of 20	2,499,081	1.9%

* Less than 1%

(1) Percentages are derived based upon 134,912,097 shares of Common Stock outstanding as of March 2, 2021.

(2) Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (“Trust Shares”). Messrs. Donahue and Kelly are members of the Benefits Plan Investment Committee of the trust that has sole voting and dispositive power with respect to the Trust Shares, but they disclaim beneficial ownership of the Trust Shares.

(3) Includes 16 shares of Common Stock held by the Fearon Family Trust, of which Mr. Fearon is a trustee and a beneficiary.

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CORPORATE GOVERNANCE

Meetings of the Board of Directors. In 2020, there were seven meetings of the Board of Directors. Each Director during his or her term of service attended at least 75% of the aggregate meetings of the Board and of the committees on which he or she served.

Attendance at the Annual Meeting. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend the Company’s Annual Meeting of Shareholders. In 2020, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence. The Board has determined that all Directors standing for election, with the exception of Timothy Donahue, the Company’s Chief Executive Officer, are independent under the listing standards of the NYSE. The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards that require a majority of the Board nominees to be independent Directors.

In making the foregoing determinations, the Board considered the Directors’ affiliations with the Company or third parties and Company payments to such parties. For Mr. Conway, the Board considered his status prior to 2016 as the Company’s Chief Executive Officer. For Ms. Funk, the Board considered her role as an officer of EnerSys and ordinary course of business purchases by the Company of batteries and related accessories from EnerSys. The Board also considered her role as a director of Ecore International in relation to ordinary course of business purchases of rubber matting by the Company from Ecore. For Mr. Fearon, the Board considered his role as a Director of Avient Corporation and ordinary course of business purchases of plastisol sealing compounds by the Company from Avient. The Board also considered Mr. Fearon’s role as a Director and officer of Eaton Corporation (from which he will retire on March 31, 2021) and ordinary course of business purchases of energy management solutions by the Company from Eaton. Finally for Mr. Fearon, the Board considered his role as a Trustee of Manufacturers Alliance/MAPI, Inc., a not for profit professional society, and the payment of membership dues for Crown employees by the Company to MAPI. For Mr. Hagge, who is a Director of Transcendia Topco Holdings, the Board considered ordinary course of business purchases of high-density polyethylene by the Company from Transcendia. For Mr. Wilson, the Board considered his role as a Director of Ingredion Incorporated and ordinary course of business purchases of dry bag material for making adhesive used in corrugated paper by the Company from Ingredion. None of these relationships or transactions fell within the NYSE listing standards disqualifying criteria.

Board Leadership and Risk Oversight. Mr. Conway is the independent, non-executive Chairman of the Board. The non-executive Chairman of the Board has a range of duties, including, among other things:

•	creating and maintaining an effective working relationship among the Chief Executive Officer and other members of management and the other members of the Board;
•	providing the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and
•	assuring that the Board agenda is appropriately directed to the matters of greater importance to the Company.
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Mr. Miller serves as the Independent Lead Director of the Board. The Independent Lead Director is an independent Director designated by the other independent Directors of the Board and has a range of duties, including, among other things:

•	presiding at all meetings of the Board in the Chairman’s absence;
•	presiding at all executive sessions of the Board’s independent directors;
•	serving as a liaison between the Chairman of the Board and the Board’s independent directors;
•	providing the Chairman with input on and approving the agendas and schedules for meetings of the Board and its committees;
•	advising the Chairman as to the quality, quantity and timeliness of the flow of information from senior management that is necessary for the independent Directors to effectively and responsibly perform their duties, including specifically requesting the inclusion of certain information in the materials provided for the Board by senior management when appropriate;
•	calling executive sessions of the Board’s independent Directors when appropriate;
•	being available for consultation with the Chief Executive Officer regarding the concerns of the other directors;
•	being available for consultation with members of senior management regarding the concerns of any members of senior management;
•	being available for consultation and direct communication with Shareholders and other interested parties when appropriate;
•	interviewing Director candidates and making recommendations to the Nominating and Corporate Governance Committee and the Board;
•	leading the Board’s evaluation of the Chairman of the Board; and
•	serving a leading role in the Board’s annual self-assessment.

The Board’s current leadership structure includes Audit, Compensation and Nominating and Corporate Governance Committees that are each chaired by and composed solely of independent Directors.

The roles of Chairman of the Board and Chief Executive Officer are held by two different individuals. The independent Chairman of the Board, Mr. Conway, presides over meetings of the Board and acts as liaison between the Board and Mr. Donahue, the Chief Executive Officer, who is responsible for the day-to-day management of the Company. Moreover, the Board believes that its other structural features, including twelve independent Directors among the slate of thirteen Directors standing for election at the Company’s Annual Meeting, regular meetings of independent Directors in executive session, key committees consisting wholly of independent Directors and an Independent Lead Director with a wide range of duties, provide for substantial independent oversight of the Company’s management.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices. The Board periodically meets in person with the Executive Officers regarding the Company’s risks and ways to mitigate such risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

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Director Stock Ownership, Anti-Pledging and Anti-Hedging. Under the Company’s Corporate Governance Guidelines, after five years of service on the Board, independent Directors are expected to own Company Common Stock having a market value of at least five times the cash base annual Director’s fee. As of March 2, 2021, each Director with five or more years of service on the Board owned the required minimum level of Common Stock. The Company’s Corporate Governance Guidelines prohibit Directors, Officers and other insiders from all forms of pledging or hedging transactions relating to Company Common Stock.

Board Committees. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Board has approved written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that can be found at www.crowncork.com/investors/corporate-governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually.

Audit Committee. In 2020, the Audit Committee had ten meetings. The Audit Committee provides assistance to the Board in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors. The current members of the Audit Committee are Ms. Funk and Messrs. Müller, Owens, Sweitzer, Urkiel and Wilson. Mr. Sweitzer serves as Chair of the Audit Committee. The Board has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and that Messrs. Sweitzer and Urkiel and Ms. Funk are “audit committee financial experts” within the meaning of SEC regulations.

Compensation Committee. In 2020, the Compensation Committee had six meetings. The Compensation Committee is responsible for the review of the executive compensation program. The current members of the Compensation Committee are Ms. Funk and Messrs. Hagge, Miller, Müller and Turner, each of whom is independent under the listing standards of the NYSE. Mr. Turner serves as Chair of the Compensation Committee. For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see the CD&A beginning on page 31.

Nominating and Corporate Governance Committee. There were four meetings of the Nominating and Corporate Governance Committee in 2020. The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board and recommending to the Board individuals as Director nominees. The Committee also oversees the annual self-evaluation process of the Board and its committees, makes recommendations to the Board regarding the membership of the Board committees and performs other corporate governance functions, such as oversight of the Company’s environmental, social and governance policies, programs and practices. The current members of the Nominating and Corporate Governance Committee are Ms. Lee and Messrs. Miller, Sweitzer, Turner and Urkiel, each of whom is independent under the listing standards of the NYSE. Mr. Miller serves as Chair of the Nominating and Corporate Governance Committee.

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Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee seeks Director nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies. The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service. In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience. To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms. The Committee will also consider candidates properly submitted by Company Shareholders. Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of each candidate’s qualifications and other relevant characteristics. The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise. The Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as race, gender, nationality and ethnicity, as well as professional backgrounds and geographic and industry experiences. The Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

The Company is committed to thoughtful board refreshment and ongoing board succession planning. Six new independent directors recently have been added to the Company’s Board of Directors: Ms. Lee in 2016, Ms. Funk in 2017, Messrs. Fearon, Hagge and Owens in 2019 and Mr. Wilson in 2020. During the refreshment process, the Nominating & Corporate Governance Committee was assisted by an independent search firm and interviewed candidates identified through Director, Shareholder and independent search firm input.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail – Return Receipt Requested, to the Office of the Corporate Secretary, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067 stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See “Questions and Answers about the 2021 Annual Meeting” for information on bringing nominations for the Board of Directors at the 2022 Annual Meeting.

Executive Sessions of the Board. Pursuant to the Company’s Corporate Governance Guidelines, the independent Directors of the Company meet periodically at regularly scheduled executive sessions without management. The Independent Lead Director chairs such meetings.

Proxy Access. The Company’s proxy access By-Law permits Shareholders owning 3% or more of the Company’s Common Stock for a period of at least three years to nominate up to the greater of 20% of the Board of Directors or two Directors and include these nominations in the Company’s proxy materials. The number of Shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.

Code of Business Conduct and Ethics. The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.crowncork.com/investors/corporate-governance/code-business-conduct-and-ethics. The Company intends to disclose updates to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Sustainability. See “Sustainability – Environmental and Social Responsibility” on page 5 in the Proxy Statement Summary.

Transactions with Related Persons. The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons by Directors and Executive Officers required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The written Company policy pertaining to related party transactions is included in the Company’s Corporate Governance Guidelines.

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Human Capital Resources. The Company’s global workforce is the backbone of its sustainability and business success and is the focus of the Working Together pillar of the Company’s Twentyby30 sustainability program. The Company has built a Total Safety Culture that provides the framework for all health and safety initiatives across the Company and empowers employees to take a proactive role in their safety and that of their peers. For more information, see “Human Capital” on page 6 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Shareholder Engagement. See “Shareholder Engagement” on page 4 in the Proxy Statement Summary.

Communications with the Board of Directors. Shareholders and other interested parties who wish to send communications on any topic to the Chairman, the Independent Lead Director, the independent Directors or the Board as a whole may do so by writing c/o Office of the Corporate Secretary, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067. Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Chairman or Independent Lead Director, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Company Website. The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Company’s website at www.crowncork.com/investors/corporate-governance.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2020 to the Company’s Chief Executive Officer (“CEO”), the Company’s Chief Financial Officer and the other three Executive Officers who were the highest paid during 2020 (collectively, “Named Executive Officers” or “NEOs”). The names of the Company’s 2020 NEOs and their titles at year-end are:

•	Timothy J. Donahue – President and Chief Executive Officer
•	Thomas A. Kelly – Senior Vice President and Chief Financial Officer
•	Gerard H. Gifford – Executive Vice President and Chief Operating Officer
•	Didier Sourisseau – President – European Division
•	Djalma Novaes, Jr. – President – Americas Division

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

2020 Say-on-Pay Vote Results. At our Annual Meeting of Shareholders held in April 2020, we held an advisory Shareholder Say-on-Pay vote on the 2019 compensation of our NEOs. Over 96% of the shares voted at last year’s Annual Meeting voted FOR our Say-on-Pay resolution, approving the compensation of our NEOs. The Board’s Compensation Committee (the “Committee”) believes the results of the Say-on-Pay vote show strong support for the performance-based and ownership-oriented compensation philosophy that the Committee utilizes. Accordingly, the Committee did not change its general approach to executive compensation in 2020. Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to take the outcome of this annual vote into consideration when making compensation decisions for our NEOs.

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At-Risk Compensation. Our executive compensation program is based on our “pay-for-performance” philosophy, as outlined in the following table, with the majority of our NEOs’ total direct compensation “at risk” and tied to the accomplishment of performance objectives.

Compensation Element	Basis for Measurement	Alignment with Pay-for-Performance Philosophy
Annual Cash Compensation
Base Salary	Individual performance based on primary duties and responsibilities and market competitiveness.	Competitive compensation required to attract and retain highly qualified executives.
Annual Incentive Bonus	Economic profit and modified operating cash flow.	Use of economic profit and modified operating cash flow metrics drives long-term operating performance and long-term increase in Shareholder value.
Long-Term Equity Compensation
Performance-Based Restricted Stock Awards (approximately two-thirds of total long-term equity compensation)	Total shareholder return relative to industry peer group and return on invested capital versus a target, in each case over a three-year performance period.

Provides incentive to outperform and deliver superior Shareholder returns relative to peers and to efficiently utilize the Company’s capital. Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

Time-Based Restricted Stock Awards (approximately one-third of total long-term equity compensation)	Long-term stock price appreciation.	Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

The allocation of 2020 total direct compensation for our CEO and for our other NEOs among these various components is set forth in the materials on page 9 in the Proxy Statement Summary that highlight the Company’s emphasis on “at risk” and equity-based compensation.

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Pay-for-Performance Alignment – Performance-Based Shares. The Company’s executive compensation program is designed to motivate our NEOs to create long-term value for our Shareholders and to efficiently use the Company’s invested capital in order to grow our business. To achieve these objectives, our program emphasizes long-term performance-based equity incentives. Beginning with 2017 grants vesting in 2020, performance share grants have utilized two performance metrics: total shareholder return (“TSR”) relative to a group of industry peers and the Company’s return on invested capital (“ROIC”) versus a target. Grants made prior to 2017 vested solely on the basis of TSR. Based on the Company’s performance for the measurement periods related to the vesting of performance-based shares in 2020 and 2021, the Company’s NEOs, including the CEO, received awards that were 21.3% and 48.5% above the target grants established in 2017 and 2018. However, due to the Company’s under-performance for the measurement periods related to the performance-based shares vesting in 2018 and 2019, the NEOs forfeited 100% of the performance-based shares granted in 2015 and 2016. Such forfeitures and additional awards display a clear and direct correlation between pay-for-performance and our executives’ compensation.

Role of the Compensation Committee. The Committee currently comprises five Directors, all of whom are independent under the NYSE listing standards. During 2020, the Committee members were Andrea Funk, Stephen Hagge, Hans Löliger, James Miller, Josef Müller and Jim Turner. In February 2020, Mr. Löliger retired from the Committee and was replaced by Mr. Hagge. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program. The Committee operates under a written charter adopted by the Board of Directors. A copy of this charter is available on the Company’s website at www.crowncork.com/investors/corporate-governance/compensation-committee-charter.

Compensation Philosophy and Objectives. The Committee maintains a “pay-for-performance” philosophy toward executive compensation. One of the guiding principles of this “pay-for-performance” philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders. To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in total shareholder return. To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the Company. In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select companies in the container and packaging industry and other manufacturing companies.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components. The Committee believes that a substantial portion of the direct compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance. Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based and performance-based compensation in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance. Accordingly, the annual incentive bonus is determined by operating metrics that drive long-term growth and Shareholder value, and approximately two-thirds of the value of the restricted stock granted in 2020 under the Company’s long-term incentive plan is tied to performance of the Company’s total shareholder return versus that of a peer group and return on invested capital versus the Company’s projected three-year average of return on invested capital.

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Stock Ownership Guidelines and Share Retention Policy. Consistent with the Committee’s stock ownership-oriented compensation philosophy and its focus on long-term performance, the Company maintains stock ownership guidelines under which our NEOs are expected to own Company Common Stock with a minimum value equal to a multiple of base salary, as set forth in the following table.

Stock Ownership Guidelines Applicable to NEOs
Position	Multiple of Base Salary
CEO	6x
All other NEOs	3x

Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax number of shares of any Common Stock received as the result of an option exercise, vesting of restricted shares or issuance of deferred shares. At year-end, all the NEOs either owned more than the minimum level of Common Stock or were otherwise in compliance with the stock ownership guidelines.

Prohibition of Hedging and Pledging. Under the Company’s Corporate Governance Guidelines, the Company’s Directors, Officers and other insiders may not engage in any form of hedging or pledging transactions with respect to Company securities.

Committee Process. The Committee meets as often as necessary to perform its duties and responsibilities. During 2020, the Committee met six times. The Committee usually meets with the CEO and, when appropriate, with other Company Officers and outside advisors. In addition, the Committee periodically meets in executive session without management present.

Setting of Meeting Agenda. The Committee’s meeting agenda is normally established by the Committee Chair in consultation with the CEO and the Vice President of Human Resources. Committee members receive and review materials in advance of each meeting. Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

Use of Tally Sheets. The Committee reviews tally sheets when setting annual compensation for the NEOs. These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component affects each NEO’s total compensation. For 2020, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios, the aggregate value of retirement benefits and interest rate sensitivity on retirement benefits.

Retention of Compensation Consultants. The Committee’s charter authorizes the Committee, in its sole discretion, to retain, oversee and terminate consultants to assist it in the evaluation of compensation for the NEOs. The Committee has sole authority to approve the fees and other retention terms of any such consultants.

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Role of Executive Officers in Compensation Decisions. The Committee makes all decisions regarding the CEO’s compensation. Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO. In this regard, the CEO provides the Committee with evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards.

Executive Compensation Consultant. Pursuant to its authority under its charter to retain compensation consultants, the Committee engaged Pay Governance LLC, an executive compensation consulting firm, to act as its independent advisor with respect to 2020 compensation decisions.

Consultant Independence. All services provided by Pay Governance to the Committee are conducted under the direction and authority of the Committee, and all work performed by Pay Governance must be pre-approved by the Committee. Pay Governance does not provide any other services to the Company, and neither Pay Governance nor the individuals affiliated with Pay Governance who provide services to the Company own any shares of the Company’s stock. There are no personal or business relationships between the Pay Governance consultants and any executive of the Company. In addition, there are no personal relationships between the Pay Governance consultants and any member of the Committee. Pay Governance maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.

Use of Benchmarking. In advising the Committee regarding 2020 compensation for our NEOs, Pay Governance developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market. Competitive levels were developed for the following elements of pay:

•	base salary
•	target annual incentive
•	target total cash compensation (base salary plus target annual incentive)
•	long-term equity incentives
•	target total direct compensation (target total cash compensation plus the target value of long-term equity incentives)
•	annualized value of retirement benefits
•	target total remuneration (target total direct compensation plus the annualized value of retirement benefits)

Peer Group Composition. In establishing its benchmarks for each of the NEOs, Pay Governance gathered data for 17 companies, or divisions of companies, defined as the “Peer Group.” Members of the Peer Group are manufacturing companies of similar scope and are generally from the following three categories: (i) other container and packaging industry companies, (ii) current or potential suppliers to the Company and (iii) current or potential customers of the Company. The Peer Group comprises the following companies:

• Avery Dennison Corporation	• Nestlé USA
• Ball Corporation	• O-I Glass
• Bemis Company	• PPG Industries
• Campbell Soup Company	• SC Johnson & Son
• Colgate Palmolive Company	• Sealed Air Corporation
• Dean Foods Company	• The Sherwin-Williams Company
• Eastman Chemical Company	• United States Steel Corporation
• Greif	• WestRock
• Keurig Dr Pepper

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Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue, when appropriate. To provide a broader frame of reference, Pay Governance also analyzed each NEO position against general industry data.

Compensation Strategy for CEO. The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee. In determining the CEO’s compensation for 2020, the Committee evaluated the CEO’s performance and the Company’s performance in the prior year and since Mr. Donahue became CEO in 2016.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic results. In addition, the Committee continued to focus on the Company’s development during Mr. Donahue’s tenure in several key areas that the Committee believes are essential to increase Shareholder value, including:

•	Strong earnings and cash flow generation. For the year, net income was $688 million. This translated to diluted earnings per share of $4.30, an increase of 13.8% over 2019. Cash flow from operating activities in 2020 was $1,315 million, which was significantly improved over $1,163 million in 2019.

•	Investment in growth markets. In response to increasing global demand for beverage cans, during 2020 the Company added new production lines at its facilities in Toronto, Ontario and Nichols, New York, commercialized a new can plant in Thailand, and completed the conversion of two lines in Spain from steel to aluminum. In addition, the Company began construction on a number of projects that are scheduled to be completed in 2021, including a new two-line can plant in Bowling Green, Kentucky; a third production line at its Olympia, Washington facility; a second production line at its plant in Rio Verde, Brazil; and a new can plant in Vung Tao, Vietnam.

•	Deleveraging of the balance sheet. Following the Signode (Transit Packaging) acquisition, the Company’s deleveraging goal is on plan. At the end of 2020, net leverage (net debt over EBITDA) declined to 3.9 times.

•	Sustainability. Under Mr. Donahue’s leadership, the Company has continued its commitment to efficiently manage and conserve resources and bring innovations to market to support the sustainability efforts of Crown, its customers and consumers. As of the end of 2019 (four years into its five-year initiative to reduce energy consumption and greenhouse gas emissions), the Company surpassed its 2020 worldwide metal packaging sustainability goals of a 5% reduction in energy consumption and a 10% reduction in greenhouse gas emissions, per billion standard units of production. In March 2020, the Company signed one of the largest non-investment grade “sustainability-linked loans” in history. The Company also has made commitments regarding renewable energy and water conservation and has made commitments to the Science-Based Targets initiative (“SBTi”) for Scope 1, 2 and 3 emissions. The Company received numerous awards from governments and high rankings by various ESG ratings agencies, some of which is described in more detail in the Proxy Summary above. In addition, the Company centralized management of its corporate-level sustainability efforts under the newly-created role of Vice President – Global Sustainability, created Sustainability Steering Committees comprised of senior executives at the corporate and divisional levels, launched its Supplier Code of Conduct to ensure alignment of supplier conduct with the Company’s core values, and created the role of Senior Vice President – Diversity & Inclusion.
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CEO Target Compensation. The Committee uses the 50th percentile of the Peer Group’s target total direct compensation as a guidepost in determining CEO compensation.

The specific components of Mr. Donahue’s 2020 compensation were set as follows:

Base Salary	$1,200,000
Target Annual Incentive	1,440,000
Target Long-Term Equity Incentive	6,239,951
Target Total Direct Compensation	8,879,951

In conjunction with the Committee’s emphasis on stock-based compensation, a majority of the CEO’s 2020 target total direct compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO. For 2020, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:

•	Pay levels were evaluated relative to the Peer Group as the primary market reference point. In addition, general industry data was reviewed as an additional market reference and to ensure robust competitive data.
•	Target total cash compensation and target total direct compensation levels were set towards the middle range of the Peer Group. The Committee used the 50th percentile of the Peer Group’s target total cash compensation and target total direct compensation as a market check in determining compensation. However, the 50th percentile is a guidepost and not an absolute target.

Components of Compensation. For 2020, the principal components of compensation for NEOs were base salary, annual incentive bonus, long-term equity incentives, retirement benefits and perquisites.

Base Salary. The Company provides NEOs with base salaries to compensate them for services rendered during the year. The Committee recognizes that competitive salaries must be paid in order to attract and retain high-quality executives. Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. However, in special circumstances, such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary during the year.

2020 Base Salaries. The Committee has determined that base salary levels for the NEOs should be targeted towards the middle range of the Peer Group. Consistent with this market-based pay strategy, the Committee approved increases in the base salaries of the NEOs in order to move them in line with the middle range of the Peer Group. Base salaries for each of the NEOs for 2020 were as set forth in the following table.

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Name	2020 Base Salary
Timothy Donahue	$1,200,000
Thomas Kelly	710,000
Gerard Gifford	745,000
Didier Sourisseau (1)	639,640
Djalma Novaes	600,000

__________________________

(1)	Mr. Sourisseau’s base salary for 2020 set forth in the table above has been converted from Swiss Francs into U.S. Dollars at the 2020 average exchange rate of $1.066067.

Annual Incentive Bonus. Annual cash bonuses are included as part of the executive compensation program because, consistent with our “pay-for-performance” philosophy, the Committee believes that a significant portion of each NEO’s compensation should be contingent on success in achieving annual goals that drive the long-term operating performance of the Company. NEOs are eligible for annual cash bonuses under our Economic Profit Incentive Plan (the “EP Plan”). For 2020, our NEOs were eligible to receive annual incentive bonuses under the EP Plan upon the achievement of specified levels of economic profit and modified operating cash flow. The Committee believes the use of economic profit and modified operating cash flow as key performance measures under the EP Plan drives the Company’s long-term operating performance and is closely correlated with long-term increase in Shareholder value. The maximum payout under the EP Plan is limited to two times the target bonus, with no excess carried forward into subsequent years.

2020 Bonus Opportunities and Results. For 2020, the Committee assigned each NEO an annual target level under the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary. Based upon the Peer Group information provided by Pay Governance and the consideration of NEO performance and internal equity, the Committee determined that the target and maximum bonus opportunities for the NEOs for 2020 should be the same as in 2019. The 2020 minimum, maximum and target bonus opportunities together with actual bonuses paid to the NEOs were as follows:

Name	Minimum Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Actual Bonus Amount
Timothy Donahue	0%	240%	120%	$1,440,000	$2,880,000
Thomas Kelly	0%	160%	80%	568,000	1,136,000
Gerard Gifford	0%	190%	95%	707,750	1,415,500
Didier Sourisseau	0%	160%	80%	511,712	1,023,424
Djalma Novaes	0%	160%	80%	480,000	960,000

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Performance Measures. Bonus amounts under the EP Plan were based on the following performance measures:

•	economic profit – defined generally as net operating profit after tax less cost of capital employed as adjusted for certain items, including currency exchange rates and acquisitions/divestitures
•	modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital

Cost of Capital. For purposes of calculating economic profit under the EP Plan, cost of capital employed was defined as the average capital employed multiplied by the average cost of capital. Capital employed was generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items. The following items were excluded from capital employed: investments, net goodwill and intangibles, pension and post-employment assets and liabilities and deferred tax assets and liabilities. Invested capital may also be adjusted for additional capital employed at the direction of the Company’s corporate office or in accordance with overall corporate objectives. For 2020, the EP Plan used a cost of capital of 9.0%, which is higher than the Company’s actual cost of capital.

Weighting of Performance Measures. The Committee established target levels of performance for each performance measure. In determining the weighting of performance targets for 2020, the Committee considered the potential impact of the COVID-19 pandemic but ultimately determined that there should be no change in the weighting of such targets. The Committee must approve all awards, and all awards are subject to review and downward discretionary adjustment by the Committee.

An NEO’s actual bonus amount was determined by: (i) multiplying the NEO’s target bonus amount by the actual percentage earned for each of the two performance measures, (ii) weighting each performance measure in accordance with a pre-specified formula, (iii) adding the results together to determine the overall payout factor and (iv) if applicable, reducing the overall payout to the maximum of 200% of the target bonus amount.

As the achievement of each of economic profit and modified operating cash flow increases in excess of respective performance targets, the percentage of each NEO’s target bonus payable with respect to such performance measure also increases. In the case of modified operating cash flow, up to 125% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to modified operating cash flow decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target. The modified operating cash flow component of the EP Plan was determined based upon actual performance compared to a budgeted modified operating cash flow amount.

The economic profit component of the EP Plan was determined by relating current-year economic profit to prior years economic profit, adjusted for currency fluctuations. In the case of economic profit, up to 125% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to economic profit decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target. No portion of the target bonus amount will be paid for economic profit arising from accounting changes or similar non-cash items.

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Notwithstanding the ability to earn up to 125% of the target bonus amount under each of the two tests (modified operating cash flow and economic profit), the maximum aggregate bonus opportunity is capped at 200% of the target bonus amount for all NEOs, with no excess carried forward into subsequent years.

Setting of Target Performance Levels. Generally, the Committee attempts to set the target performance levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and for each NEO from year to year. In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or that the Company expects to face in the coming year. For example, with respect to modified operating cash flow, targets may be set below prior year actual results due to the forecasted increases in capital investment (property, plant and equipment and working capital) required for the Company’s capacity expansion, forecasted increases in working capital, higher input costs due to price increases by suppliers and variances in average trade working capital. Establishing targets for 2020 was particularly challenging because of the onset of the COVID-19 pandemic. However, the Committee ultimately determined that the targets for the NEOs would be set consistent with historical practice. For 2020, the Committee recognized that increasing global product demand would require significant capital spending, with the 2020 budget for capital spending being approximately $200 million greater than the actual capital spending for 2019. Accordingly, the Committee believed that it was appropriate to establish modified operating cash flow targets which reflected this additional investment in the long-term success of the Company, and that would continue to incentivize investment for growth. The Committee also determined that the modified operating cash flow targets for one of its operating divisions should be adjusted slightly from the budget that was established before the COVID-19 pandemic, but the targets and bonuses earned with respect to 2020 for all NEOs were unaffected by that adjustment. In addition, the Committee determined that the economic profit performance measure should be set in the normal manner without any adjustment.

The economic profit and modified operating cash flow thresholds and targets for 2020 were set at the Company level for the CEO, Chief Operating Officer and Chief Financial Officer. For division-level NEOs (Messrs. Sourisseau and Novaes), economic profit and modified operating cash flow thresholds and targets include both division-level and Company-level metrics. The applicable thresholds, targets and actual achievement levels for 2020 are set forth for each NEO in the following table.

Name	Economic Profit (in millions)			Modified Operating Cash Flow (in millions)
	Threshold	Target	Actual	Threshold	Target	Actual
Timothy Donahue	$478.1	$597.6	$668.0	$743.0	$928.8	$1,113.0
Thomas Kelly	478.1	597.6	668.0	743.0	928.8	1,113.0
Gerard Gifford	478.1	597.6	668.0	743.0	928.8	1,113.0
Didier Sourisseau (1)	124.9	156.1	162.4	236.2	295.3	393.4
Djalma Novaes (1)	164.1	205.1	296.4	261.4	326.7	363.1

____________________

(1)	The threshold and target numbers for Messrs. Sourisseau and Novaes are their respective division-level numbers. To the extent that Company-level performance is included in computing their actual bonuses as explained above, the applicable threshold and target numbers with respect to Company-level performance are the same as set forth for Messrs. Donahue, Kelly and Gifford.

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2020 Bonus Calculations. Many of the Company’s products are essential for the delivery and protection of food and beverages as well as cleaning and sanitizing products. Therefore, despite the COVID-19 pandemic, the Company maintained its focus on increasing global production. We maintained our existing workforce with only minimal pandemic-related furloughs and ended 2020 with substantially the same number of employees with which we began the year. In addition, we did not institute wage or salary cuts with respect to our employees and with a few localized exceptions we provided wage and salary increases during 2020 in the normal course without postponement. As the COVID-19 pandemic spread, our management team took decisive actions to ensure the safety of our employees and the products they produce, including increased sanitizing efforts, modification of workspaces and distribution of personal protective equipment in our manufacturing facilities and offices, implementation of travel and visitor restrictions and remote working and rotational arrangements whenever possible. Therefore, notwithstanding the unprecedented challenges presented by the pandemic, the Company produced strong financial results. Consequently, Messrs. Donahue, Gifford and Kelly received bonuses under the EP Plan equal to 200% of their respective target bonus amounts. For Messrs. Donahue, Gifford and Kelly, 125% was attributable to modified operating cash flow and 125% to economic profit, reduced to the maximum of 200%, with no excess carried forward into subsequent years. Mr. Sourisseau received a bonus under the EP Plan equal to 200% of his target bonus amount, 125% attributable to modified operating cash flow and 89.2% to economic profit, reduced to the maximum of 200%, with no excess carried forward into subsequent years. Mr. Novaes received a bonus under the EP Plan equal to 200% of his target bonus amount, 82.3% attributable to modified operating cash flow and 125% to economic profit, reduced to the maximum of 200%, with no excess carried forward into subsequent years.

Long-Term Equity Incentives. The Committee believes that equity-based incentives, delivered through annual grants of time-based restricted stock and performance-based restricted stock, are an important link between executive and Shareholder interests. Because the Committee believes that a significant portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders, approximately two-thirds of the targeted value of stock awards to NEOs is performance-based. In the 2020 grants, the Company used total shareholder return (“TSR”) and return on invested capital (“ROIC”) as the two performance metrics for purposes of vesting performance-based shares. The Committee believes that the use of TSR and ROIC aligns the Company’s long-term incentive plan with its peers and with current market practice. Although the Committee may vary the size of annual grants based on the Company’s and executive’s performance, the total annual equity award granted to each NEO is generally determined based upon the difference between the total direct compensation target established by the Committee, using the competitive market benchmarking and internal factors described above, and the sum of the NEO’s base salary and target annual incentive bonus. See “Compensation Strategy for CEO” and “Compensation Strategy for NEOs other than the CEO.”

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle. The awards for a particular year generally occur in January or February. In addition, the Committee may approve equity awards for newly-hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

The Committee approved the following award structure for 2020:

•	Target Award Levels. Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) in the middle range of the Peer Group after taking into account the competitive positioning of the executives’ target total cash compensation.
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•	Performance-Based Restricted Stock. Approximately two-thirds of an NEO’s targeted long-term equity incentive was delivered in performance-based restricted stock, approximately half of which may be earned based on the Company’s TSR relative to a group of industry peers over a three-year performance period and approximately half of which may be earned based on ROIC over the same three-year performance period relative to the Company’s projected three-year average of return on invested capital. A target number of shares was established for 2020 for each NEO, as set forth in the “Grants of Plan-Based Awards” table in the Executive Compensation section below. Actual vesting of performance-based share awards generally will not occur until the third anniversary of the grant date, if at all. The Committee believes that, in addition to linking a substantial portion of our NEOs’ compensation to the long-term performance of the Company, the three-year vesting structure provides a strong retention element because an NEO terminating employment (other than for retirement with Committee approval, disability or death) will leave behind unvested awards.
•	Time-Based Restricted Stock. Approximately one-third of an NEO’s targeted long-term equity incentive was delivered in time-based restricted stock that vests in equal annual installments over three years from the date of the award in the amounts set forth in the “Grants of Plan-Based Awards” table in the Executive Compensation section below.

Industry Peer Group Composition. The Committee believes that for purposes of comparing TSR it is appropriate to utilize a recognized publicly available index of container and packaging industry companies as the peer group. As a result, with respect to determining shareholder return for 2020 grants, the Committee will use the Dow Jones U.S. Containers & Packaging Index, currently comprising the Company and the following other companies:

• Amcor	• O-I Glass
• AptarGroup	• Packaging Corporation of America
• Avery Dennison Corporation	• Sealed Air Corporation
• Ball Corporation	• Silgan Holdings
• Berry Global Group	• Sonoco Products Company
• Graphic Packaging	• WestRock
• International Paper

Performance Vesting Schedule for TSR-Based Awards. The Committee determined that, for the portion of performance-based shares vesting on the basis of TSR, such shares would vest based on the following schedule.

TSR Percentile Ranking Versus Peers	Percentage of Shares Vesting
90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

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Calculation of TSR. TSR is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period. In the event that the Company’s TSR percentile ranking is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.

Performance Vesting Schedule for ROIC-Based Awards. The Committee determined that, for the portion of performance-based shares vesting on the basis of ROIC, such shares would vest on the following schedule.

ROIC	Percentage of Shares Vesting
11.7% or Above	200%
10.7%	100%
9.7%	25%
Below 9.7%	0%

Calculation of ROIC. ROIC is calculated by dividing the Company’s after-tax segment income from continuing operations, adjusted for pension and post-retirement expenses, by the average invested capital. ROIC is subject to adjustment for foreign exchange, acquisitions and divestitures, and non-recurring and other significant non-operational items. The target is equal to the Company’s projection of its three-year average of ROIC of 10.7%. In the event that the Company’s ROIC is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.

2020 Long-Term Equity Incentive Awards. The first table below sets forth the number of time-based restricted shares granted to the NEOs for 2020. The second table below sets forth the target number of performance-based restricted shares granted to the NEOs for 2020 as well as the minimum and maximum number of performance-based shares that may vest. Vesting of performance-based share awards is based on two criteria: the Company’s TSR relative to the industry peer group over the applicable performance period and the Company’s ROIC over the same three-year performance period relative to the Company’s projected three-year average of ROIC. The tables also set forth the fair value of the shares on the date of grant. With respect to the annual 2020 grants awarded to the NEOs, fair value was based on a share price of $70.31 on the date immediately preceding the date of grant for time-based restricted stock and the portion of the performance-based restricted stock that vests on the basis of ROIC and $75.68 for the portion of the performance-based restricted stock that vests on the basis of TSR (based on a Monte Carlo valuation model).

Name	Time-Based Restricted Stock
	Shares	Award Value
Timothy Donahue	29,583	$2,079,981
Thomas Kelly	6,059	426,008
Gerard Gifford	8,655	608,533
Didier Sourisseau	5,028	353,519
Djalma Novaes	4,978	350,003

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Name	Performance-Based Restricted Stock
	TSR-Based Award				ROIC-Based Award
	Target Shares	Award Value	Minimum Shares	Maximum Shares	Target Shares	Award Value	Minimum Shares	Maximum Shares
Timothy Donahue	27,484	$2,079,989	0	54,968	29,583	$2,079,981	0	59,166
Thomas Kelly	5,629	426,003	0	11,258	6,059	426,008	0	12,118
Gerard Gifford	8,040	608,467	0	16,080	8,655	608,533	0	17,310
Didier Sourisseau (1)	4,671	353,501	0	9,342	5,028	353,519	0	10,056
Djalma Novaes	4,625	350,020	0	9,250	4,978	350,003	0	9,956

____________________

(1)	The shares awarded to Messrs. Donahue, Kelly, Gifford and Novaes are unvested restricted shares. Mr. Sourisseau instead receives a commitment for a future award of deferred shares that are to be issued subject to the same time-based and performance-based conditions as relate to the restricted stock granted to the other NEOs and that are to be issued at the same time that restricted shares are vested for the other NEOs. For ease of reference, this document uses the term “restricted shares” for all shares, whether restricted or deferred.

Pay-for-Performance Alignment – Performance-Based Shares. In 2021, based on the Company’s strong performance for the three-year measurement period ending December 31, 2020, 48.5% more performance shares vested above the target established for the Company’s NEOs, including the CEO, at the time they were awarded in 2018. The additional performance-based shares were attributable to over-achievement on the TSR metric that resulted in an award of 100% over the target established in 2018 and achievement of the ROIC target that resulted in an award equal to the target established in 2018. In 2020, 21.3% more performance shares vested above the target established for the Company’s NEOs, including the CEO, at the time they were awarded in 2017. Based on the Company’s under-performance for the measurement periods related to the vesting of performance-based shares in 2018 and 2019, the Company’s NEOs, including the CEO, forfeited 100% of the performance-based shares targeted for vesting in 2018 and 2019. The Committee views these outcomes as demonstrative of the Company’s “pay-for-performance” philosophy.

Clawback Policy. Beginning with 2021 grants, the Company adopted a new clawback policy applicable to performance-based equity awards. Under the clawback policy, if the Company is required to restate its financial statements resulting in the Company’s financial results being reduced such that an equity award (or any portion thereof) would not have been awarded (or would have been awarded with respect to a smaller number of shares), the Committee may reduce such equity award and recoup from the recipient shares or cash if the Committee determines, in its sole discretion, that the recipient engaged in intentional misconduct or fraud that resulted in the financial restatement. The Company previously established a similar policy with respect to its annual non-equity incentive bonus plan.

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Retirement Benefits. To attract and retain highly qualified senior executives and as an incentive for long-term employment, the Company maintains a number of retirement plans.

U.S. Pension Plan. In the United States, the Company maintains a defined benefit pension plan (the “U.S. Pension Plan”) for certain eligible employees in which all NEOs except Mr. Sourisseau participate. The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination. For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus. These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit. Under U.S. federal law for 2020, benefits from the U.S. Pension Plan are limited to $230,000 per year and may be based only on the first $285,000 of an employee’s annual earnings.

Senior Executive Retirement Plan. Because of the benefit limits under the U.S. Pension Plan described above, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan (“SERP”). The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years of service plus (iii) at the discretion of the Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits. In the cases of Messrs. Gifford and Sourisseau, the SERP is also reduced by their benefits under the Company’s Restoration Plan and Swiss Pension Plan, respectively (described below). The ultimate amount to be paid to each NEO under the SERP is subject to interest rate sensitivity. See footnote 4 on page 56 for more information.

All benefits earned under the SERP are paid in a lump sum. If an NEO with a vested retirement benefit under the SERP dies prior to termination of employment, the NEO’s surviving spouse (but not other named beneficiaries) will be entitled to a 50% survivor benefit. The SERP also provides a lump-sum death benefit of five times the annual retirement benefit payable to the NEO’s named beneficiaries.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company. Messrs. Donahue, Kelly, Gifford and Novaes are vested.

Restoration Plan. Prior to participating in the SERP, Mr. Gifford became a participant in the Company’s Restoration Plan. Participants in the Restoration Plan receive supplemental retirement benefits equal to the difference between (i) the benefits that they would have accrued under the U.S. Pension Plan if their target bonus amounts were included in compensation for purposes of calculating their benefits under that plan and if certain statutory benefit limits did not apply and (ii) the benefits that they actually accrue under the U.S. Pension Plan. As described above, the benefits to which Mr. Gifford is entitled under the SERP will be offset by the benefits to which he is entitled under the Restoration Plan.

U.S. Defined Contribution Plan. The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including all NEOs other than Mr. Sourisseau, are able to contribute a portion of their salaries on a pre-tax basis. Subject to certain Code limits, the Company will match 50% of the first 3% of salary that is contributed to this 401(k) plan.

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Swiss Defined Contribution Pension Plan. Mr. Sourisseau participates in a defined contribution pension plan maintained for the benefit of certain Company employees in Switzerland (the “Swiss Pension Plan”). For each year Mr. Sourisseau participates in the Swiss Pension Plan, the Company will contribute an amount on Mr. Sourisseau’s behalf equal to 12% times the sum of (i) the lesser of his target bonus and his actual bonus for such year and (ii) his base salary for such year (in each case, reduced in coordination with certain statutory limits).

Perquisites. The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.

Severance. The Company has employment agreements with all of the NEOs. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments upon Termination” in the Executive Compensation section below. The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Tax Deductibility of Executive Compensation. The Tax Cuts and Jobs Act, which was passed in December 2017, eliminated the “performance-based” compensation exemption under Section 162(m) of the Code and made several other significant changes to Section 162(m). Consequently, since 2018, compensation paid or accrued by the Company for U.S. federal income tax purposes in excess of $1 million with respect to each of our CEO, our Chief Financial Officer and our other NEOs is not tax deductible regardless of whether such compensation would have qualified for the “performance-based” exemption under prior law. Any individual who was a “covered employee” (as defined in Section 162(m) of the Code) in 2017 or becomes a covered employee thereafter will remain subject to the annual $1 million tax deductibility limit regardless of loss of status as an NEO or termination of employment. The Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even if such compensation results in non-deductible expenses under applicable law. However, consistent with our compensation philosophy of linking pay to performance and aligning executive interests with those of our Shareholders, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is performance-based.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 24, 2021 by the members of the Compensation Committee.

Jim Turner, Chair
Andrea Funk
Stephen Hagge
James Miller
Josef Müller

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists certain information regarding compensation earned during the Company’s last three fiscal years by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2020.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation(4)

Timothy Donahue	2020	$1,200,000	$6,239,951	$2,880,000	$5,714,297	$1,486,791	$17,521,039
President and Chief Executive Officer	2019	1,155,000	6,005,970	1,711,710	4,056,957	1,081,053	14,010,690
	2018	1,100,000	5,720,055	1,735,800	1,183,618	77,268	9,816,741

Thomas Kelly	2020	710,000	1,278,019	1,136,000	2.109,946	546,439	5,780,404
Senior Vice President and Chief Financial Officer	2019	685,000	1,233,018	676,780	1,666,986	443,939	4,705,723
	2018	650,000	1,169,970	683,800	532,453	135,353	3,171,576

Gerard Gifford	2020	745,000	1,825,533	1,415,500	1,230,335	436,704	5,653,072
Executive Vice President and Chief Operating Officer	2019	715,000	1,787,478	838,874	1,825,676	465,581	5,632,609
	2018	680,000	1,700,010	849,490	1,048,496	63,572	4,341,568

Didier Sourisseau (5)	2020	639,640	1,060,539	1,023,424	1,579,272	479,026	4,781,901
President – European Division	2019	588,750	1,032,906	178,509	1,005,730	358,871	3,164,766
	2018	567,765	971,268	573,670	329,461	116,908	2,559,072

Djalma Novaes	2020	600,000	1,050,026	960,000	1,516,241	401,094	4,527,361
President – Americas Division	2019	575,000	1,006,293	887,340	1,567,452	480,606	4,516,691
	2018	555,000	971,269	312,132	419,423	14,271	2,272,095

(1)	The amounts in this column, computed in accordance with current Financial Accounting Standards Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock awards (market condition for TSR, performance condition for ROIC and assuming that the target level of performance conditions were achieved) issued by the Company for the respective fiscal years. The grant-date fair market values of the time-based restricted stock awards were as follows: Mr. Donahue: $2,079,981 for 2020, $2,001,980 for 2019 and $1,906,692 for 2018; Mr. Kelly: $426,008 for 2020, $411,017 for 2019 and $389,982 for 2018; Mr. Gifford: $608,533 for 2020, $595,830 for 2019 and $566,675 for 2018; Mr. Sourisseau: $353,519 for 2020, $344,302 for 2019 and $323,757 for 2018; and Mr. Novaes: $350,003 for 2020, $335,429 for 2019 and $314,978 for 2018. The grant-date fair market values of the performance-based restricted stock, assuming instead that the highest level of performance conditions were to be achieved, would be as follows: Mr. Donahue: $8,024,762 for 2020, $7,485,049 for 2019 and $7,408,227 for 2018; Mr. Kelly: $1,643,567 for 2020, $1,536,651 for 2019
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and $1,515,283 for 2018; Mr. Gifford: $2,347,651 for 2020, $2,227,667 for 2019 and $2,201,733 for 2018; Mr. Sourisseau: $1,363,873 for 2020, $1,287,276 for 2019 and $1,257,921 for 2018 and Mr. Novaes: $1,350,374 for 2020, $1,254,112 for 2019 and $1,257,921 for 2018. If the minimum level of performance conditions were not to be achieved, the value of the performance-based restricted stock awards would be $0 in all cases. Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note V, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

(2)	The amounts in this column reflect the increase in actuarial lump-sum present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years. Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note Q, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Interest rates continue to be at historic lows which inflate the present value of such benefits, not all of which are payable in a lump sum. Future increases in interest rates could cause a significant reduction in the lump-sum value of such benefits. See footnote 4 on page 56 for more information. The change in value represents the difference between the highest year-end value disclosed for such benefit in prior years and the value of such benefit at the end of the reporting year.

(3)	The amounts in this column for 2020 include the following items:

	T. Donahue	T. Kelly	G. Gifford	D. Sourisseau	D. Novaes
Change in Value of SERP Life Insurance	$1,421,763	$525,009	$426,506	$404,921	$378,544
FICA on Change in SERP Valuation	60,753	17,155	5,923	0	18,275
Defined Contribution Plan Company Contributions *	4,275	4,275	4,275	56,195	4,275
Automobile Allowance	0	0	0	17,910	0
Total	$1,486,791	$546,439	$436,704	$479,026	$401,094

*	See the “Retirement Benefits” subsection of the Compensation Discussion and Analysis section of this Proxy Statement for a more complete description of the defined contribution benefit plans applicable to the NEOs.

(4)	See the Proxy Summary – Proposal 3 (page 7) for a description of Total Compensation for Mr. Donahue net of certain retirement-related benefits.

(5)	Certain components of Mr. Sourisseau’s compensation for 2020 set forth in the table above, including Salary and Non-Equity Incentive Plan Compensation, have been converted from Swiss Francs into U.S. Dollars at the 2020 average exchange rate of $1.066067.

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Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive for 2020 under the Company’s Economic Profit Incentive Plan and stock-based awards granted in 2020 to each of the Company’s NEOs under the Company’s Stock-Based Incentive Compensation Plan. There can be no assurance that the fair value of the performance-based stock awarded to the Company’s NEOs in 2020 will ever be realized by the NEOs. For further information and the assumptions made in determining the grant-date fair values of the stock awards, see Notes A and V to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Name	Grant Dates of Equity Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2020 Grant Date Fair Value of Stock and Option Awards (4) ($)
		Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
Timothy Donahue	1/9/2020 (5)	0	1,440,000	2,880,000	0	57,067	114,134	29,583	6,239,951
Thomas Kelly	1/9/2020 (6)	0	568,000	1,136,000	0	11,688	23,376	6,059	1,278,019
Gerard Gifford	1/9/2020 (7)	0	707,750	1,415,500	0	16,695	33,390	8,655	1,825,533
Didier Sourisseau	1/9/2020 (8)	0	511,712	1,023,424	0	9,699	19,398	5,028	1,060,539
Djalma Novaes	1/9/2020 (9)	0	480,000	960,000	0	9,603	19,206	4,978	1,050,026

(1)	These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2020 under the Company’s EP Plan. For further information relating to the EP Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.” For the actual awards earned under the EP Plan for 2020, see the “Summary Compensation Table” above.
(2)	These amounts represent the range of stock-based compensation that might be realized under the 2020 performance-based restricted stock awards. The potential payouts are based on performance and are therefore at risk. The performance awards make up approximately two-thirds of the stock-based compensation. The first performance measure, representing approximately one-third of the total stock-based compensation (or half of the performance-based portion), is based upon the total shareholder return (“TSR”) achieved by the Company from January 1, 2020 to December 31, 2022 versus the TSR during that same period of a defined peer group of companies that are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above. The second performance measure, representing approximately one-third of the total stock-based compensation (or half of the performance-based portion), is based on the Return on Invested Capital (“ROIC”) achieved by the Company from January 1, 2020 to December 31, 2022 compared to the ROIC target established by the Compensation Committee. The vesting of the performance-based shares from the 2020 award will occur in 2023, with the actual number of shares vesting dependent upon the Company’s TSR compared to that of the peer group and performance against the ROIC target. For further details, refer to Note V, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal. Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal. TSR performance-based shares vest upon a “change in control” of the Company based on the Company’s TSR as compared to that of the peer group from January 1, 2020 until the time of the “change in control.” ROIC performance-based shares vest upon a “change in control” of the Company based on the ROIC of the Company compared to that of the ROIC target from January 1, 2020 until the date of the “change in control.” Awards to Mr. Sourisseau are deferred shares instead of restricted shares. His shares are issued on the vesting date for restricted shares for the other NEOs. See note (1) on page 44.
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(3)	These amounts represent time-based restricted stock awarded in 2020, which constitute approximately one-third of the total stock-based compensation. Time-based restricted stock vests annually over three years from the date of the award. If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.
(4)	These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2020. The grant-date fair value of the time-based restricted stock and ROIC performance-based shares is the $70.31 per share closing price of the Company’s Common Stock on the date immediately preceding the date of the award on January 9, 2020. The grant-date fair value of the TSR performance-based shares is $75.68 for the January 9, 2020 awards and is based on a Monte Carlo valuation model. The Committee has determined that approximately two-thirds of the targeted value of stock awards to NEOs should be performance-based. In order for the Company in 2020 to deliver two-thirds of the value of an NEO’s targeted long-term equity incentive in performance-based restricted stock, somewhat more than one-third of the total number of shares granted were time-based restricted shares, and somewhat less than two-thirds were performance-based restricted shares because the prescribed valuation methods under FASB ASC Topic 718 result in higher per unit values for TSR performance-based restricted stock than for time-based restricted stock and ROIC performance-based restricted stock. Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note V, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
(5)	Represents grant to Mr. Donahue of 86,650 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan (the “2013 Stock Plan”). Time-based restricted stock totaling 29,583 shares vests over a three-year period as follows: 9,861 shares on January 11, 2021, January 10, 2022 and January 9, 2023, respectively. The remaining 57,067 shares of performance-based restricted stock vest on January 9, 2023 as follows: 29,583 shares based on the Company’s ROIC from January 1, 2020 to December 31, 2022 compared to the established ROIC target; 27,484 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 114,134.
(6)	Represents grant to Mr. Kelly of 17,747 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 6,059 shares vests over a three-year period as follows: 2,020 shares on January 11, 2021 and January 10, 2022, respectively and 2,019 shares of January 9, 2023. The remaining 11,688 shares of performance-based restricted stock vest on January 9, 2023 as follows: 6,059 shares based on the Company’s ROIC from January 1, 2020 to December 31, 2022 compared to the established ROIC target; 5,629 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 23,376.
(7)	Represents grant to Mr. Gifford of 25,350 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 8,655 shares vests over a three-year period as follows: 2,885 shares on January 11, 2021, January 10, 2022 and January 9, 2023, respectively. The remaining 16,695 shares of performance-based restricted stock vest on January 9, 2023 as follows: 8,655 shares based on the Company’s ROIC from January 1, 2020 to December 31, 2022 compared to the established ROIC target; 8,040 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 33,390.
(8)	Represents grant to Mr. Sourisseau of 14,727 shares of stock-based compensation under the 2013 Stock Plan. Time-based deferred stock totaling 5,028 shares will be issued over a three-year period as follows: 1,676 shares on January 11, 2021, January 10, 2022 and January 9, 2023, respectively. The remaining 9,699 shares of performance-based deferred stock vest on January 9, 2023 as follows: 5,028 shares based on the Company’s ROIC from January 1, 2020 to December 31, 2022 compared to the established ROIC target; 4,671 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually issued may vary from 0 to 19,398.
(9)	Represents grant to Mr. Novaes of 14,581 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 4,978 shares vests over a three-year period as follows: 1,660 shares on January 11, 2021 and 1,659 shares on January 10, 2022 and January 9, 2023, respectively. The remaining 9,603 shares of performance-based restricted stock vest on January 9, 2023 as follows: 4,978 shares based on the Company’s ROIC from January 1, 2020 to December 31, 2022 compared to the established ROIC target; 4,625 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 19,206.
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Outstanding Equity Awards at Fiscal Year-End

The following table shows unvested time-based restricted Common Stock and unvested performance-based restricted Common Stock held by the Company’s NEOs on December 31, 2020. There are no outstanding options. These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2013 Stock-Based Incentive Compensation Plan.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Timothy Donahue	71,703	7,184,641	208,843	20,926,069
Thomas Kelly	14,698	1,472,740	42,798	4,288,360
Gerard Gifford	21,185	2,122,737	61,839	6,196,268
Didier Sourisseau (4)	12,247	1,227,149	35,660	3,573,132
Djalma Novaes	12,060	1,208,412	35,179	3,524,936

(1)	These amounts represent outstanding unvested time-based restricted stock awards (right to deferred shares in the case of Mr. Sourisseau). Time-based restricted stock vests annually over three years from the date of the award. Accordingly, with respect to awards made in 2018, the final one-third vested on January 4, 2021. With respect to awards made in 2019, the second one-third vested on January 7, 2021 and the final one-third will vest on January 7, 2022. With respect to awards made in 2020, the first one-third vested on January 11, 2021. The second one-third will vest on January 10, 2022 and the final one-third will vest on January 9, 2023. If a participant terminates employment due to retirement with Committee approval, disability or death, or in the event of a “change in control” of the Company, vesting of the unvested time-based restricted stock awards accelerates to the date of termination or change in control.
(2)	Computed as of December 31, 2020. The closing price of the Company’s Common Stock on December 31, 2020 was $100.20.
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(3)	These amounts represent outstanding unvested performance-based restricted stock at target levels. The range of shares to be vested is 0 to 200% of the target based on the levels of performance achieved under the 2018 award from January 1, 2018 to December 31, 2020, under the 2019 award from January 1, 2019 to December 31, 2021 and under the 2020 award from January 1, 2020 to December 31, 2022. The number reported does not include any additional shares that may be awarded after December 31, 2020 based upon the Company’s performance but does include shares that may be forfeited based on the Company’s performance. On January 11, 2021, TSR performance-based shares earned pursuant to the 2018 awards vested as follows: for Mr. Donahue – 62,968 shares with a value on December 31, 2020 of $6,309,394; for Mr. Kelly – 12,880 shares with a value on December 31, 2020 of $1,290,576; for Mr. Gifford – 18,714 shares with a value on December 31, 2020 of $1,875,143; for Mr. Sourisseau – 10,692 shares with a value on December 31, 2020 of $1,071,338; and for Mr. Novaes – 10,692 shares with a value on December 31, 2020 of $1,071,338. On February 25, 2021, ROIC performance-based shares earned pursuant to the 2018 awards vested as follows: for Mr. Donahue – 33,398 shares with a value on December 31, 2020 of $3,346,480; for Mr. Kelly – 6,831 shares with a value on December 31, 2020 of $684,466; for Mr. Gifford – 9,926 shares with a value on December 31, 2020 of $994,585; for Mr. Sourisseau – 5,671 shares with a value on December 31, 2020 of $568,234; and for Mr. Novaes – 5,671 shares with a value on December 31, 2020 of $568,234. For further information relating to performance-based share vesting, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.” Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal. Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goals. TSR performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.” ROIC performance-based shares vest upon a “change in control” of the Company based upon the ROIC of the Company compared to that of the ROIC target through the date of the “change in control.”
(4)	All shares listed for Mr. Sourisseau are deferred shares. With respect to Mr. Sourisseau, all references to “vesting” above actually mean issuance of deferred shares. See note (1) on page 44.

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Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2020 upon the vesting of stock awards. The Company does not issue stock options to its NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2) ($)
Timothy Donahue	118,444	8,364,126
Thomas Kelly	24,686	1,743,191
Gerard Gifford	36,624	2,492,941
Didier Sourisseau	20,035	1,138,652
Djalma Novaes	21,172	1,494,972

(1)	Amounts in this column are time-based and performance-based restricted stock that vested in 2020. The 2017 award of performance-based restricted stock vested at 121.3% in 2020. In the case of Mr. Sourisseau, deferred stock was issued. For further information relating to the vesting of performance-based share awards, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”
(2)	The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the Company Common Stock at the date(s) of vesting.

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Pension Benefits

The following table shows the present value of estimated benefits payable upon retirement to the NEOs under the Company’s U.S. Pension Plan, Senior Executive Retirement Plan and Restoration Plan, which are the defined-benefit pension plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
Timothy Donahue	Pension Plan SERP	30 30	1,294,731 20,431,092
Thomas Kelly	Pension Plan SERP	29 29	1,313,293 8,861,125
Gerard Gifford	Pension Plan SERP/Restoration Plan (6)	38 38	1,774,756 13,641,089
Didier Sourisseau	SERP	30	5,675,190
Djalma Novaes	Pension Plan SERP	10 21	460,619 5,929,348
(1)	The U.S. Pension Plan in which all NEOs except Mr. Sourisseau participate is designed and administered to qualify under Section 401(a) of the Code. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”
(2)	The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings during the last 10 years of service (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years of service plus (iii) at the discretion of the Compensation Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits. In the case of Messrs. Gifford and Sourisseau, the SERP is also reduced by their benefits under the Company’s Restoration Plan and Swiss Pension Plan, respectively. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”
(3)	Years of service are rounded to the nearest full year.
(4)	The calculation of the lump-sum present value is based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note Q, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Interest rates continue to be at historic lows which inflate the present value of such benefits. For example, if, on December 31, 2020, interest rates had been 100 basis points (i.e., 1%) above their actual levels, then the actuarial lump-sum present value of defined benefit retirement plans with respect to Messrs. Donahue, Kelly, Gifford, Sourisseau and Novaes would have been lower by $3,162,596, $1,241,260, $1,341,697, $1,082,957 and $832,294, respectively. Consequently, the return to a more normal interest rate environment could cause a significant reduction in the lump-sum value of such benefits.
(5)	All of the benefits are vested with respect to the NEOs with exception of the SERP benefits for Mr. Sourisseau.
(6)	The annual supplemental retirement benefit for Mr. Gifford under the Restoration Plan is equal to the difference between (i) the annual benefit he would have accrued under the U.S. Pension Plan if his target bonus amount were included in compensation for purposes of calculating his benefit under such Plan and if certain statutory limitations on benefit accrual did not apply and (ii) the annual benefit he actually accrued under the U.S. Pension Plan.

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Employment Agreements and Potential Payments upon Termination

The Company has employment agreements with all of its NEOs. In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances. The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under his employment agreement, Mr. Donahue has agreed that, during his employment and for two years thereafter, he will not compete with the Company or solicit Company employees to terminate employment with the Company. All other NEOs are subject to a similar non-competition provision that is limited to a one-year post-employment period prior to a change in control and two years following a change in control.

Under the agreement for each of the NEOs, if the executive’s employment is terminated because of a voluntary termination or retirement, the Company will pay the executive his base salary through the date of termination or retirement, a pro-rated bonus payment and any vested retirement, incentive or other benefits. The pro-rated bonus payment is based on the actual bonus for all NEOs except for Mr. Gifford, whose pro-rated payment is based on his target bonus in the event of his voluntary termination or retirement, and Mr. Sourisseau, whose pro-rated payment is based on his target bonus in the event of his voluntary termination and his actual bonus in the event of his retirement. In the event of death, the compensation is identical to the above except that the pro-rated bonus payment is based on the actual bonus for Messrs. Donahue and Sourisseau, but on the target bonus for Messrs. Kelly, Gifford and Novaes. All payments will be made to the executive’s estate in the event of death. In the case of a termination of employment due to a disability, each of the NEOs other than Mr. Donahue will be entitled to his base salary through the date of disability, a pro-rated bonus payment and any vested retirement, incentive or other benefits, plus an annual disability benefit equal to 75% of his base salary. The pro-rated bonus payment is based on the target bonus for Messrs. Kelly, Gifford and Novaes and the actual bonus for Mr. Sourisseau. In the case of Mr. Donahue’s disability, he will be entitled to his base salary through the date of disability, an annual disability benefit equal to 100% of his base salary plus a bonus equal to the average annual bonus paid or payable to him for the three most recently completed years, and any vested retirement, incentive or other benefits. If the employment of any of the NEOs is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreement for Mr. Donahue, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 12-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive (i) a pro-rated actual bonus payment and (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his target bonus for the year of termination. Under the agreement for each of the other NEOs, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated actual (but, for Mr. Gifford, a pro-rated target) bonus payment and (iii) a lump-sum payment equal to the executive’s annual base salary. In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

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Under the agreement for each of the NEOs, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, during the 12-month period following a Change in Control, the Company will pay him (i) his base salary through the date of termination plus, (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination. On a Change in Control, all stock options and time-based restricted stock granted to the executive by the Company will become fully vested and, in the case of stock options, immediately exercisable. In addition, on a Change in Control, performance-based restricted stock will vest based upon the Company’s performance as compared to the applicable performance goals between the start of the measurement period and the date of the Change in Control. In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits. To the extent that the executive would be subject to the excise tax under Code Section 4999 on the amounts and benefits received on a Change in Control for purposes of Code Section 280G, either (i) such amounts and benefits will be reduced or delayed by the minimum amount necessary such that no portion of the amount or benefits is subject to the excise tax or (ii) the full amount and benefits shall be paid, whichever, after taking into account all applicable taxes, including the excise tax, results in the executive’s receipt, or an after-tax basis, of the greater amount and benefits.

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The following table provides estimates of the potential severance and other post-termination benefits each NEO would receive assuming his employment was terminated as of December 31, 2020.

Name	Benefit	Termination upon Retirement, Disability or Death (1) ($)	Resignation for Good Reason prior to a Change in Control ($)	Termination without Cause prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control (2) ($)
Timothy Donahue	Salary:		3,600,000	3,600,000	3,600,000
	Bonus:	2,880,000	7,200,000	7,200,000	5,743,110
	Accelerated Restricted Stock Vesting: (3)	7,184,641			28,110,709
	Total:	10,064,641	10,800,000	10,800,000	37,453,819
Thomas Kelly	Salary:			710,000	2,130,000
	Bonus:	1,136,000		1,136,000	2,286,472
	Accelerated Restricted Stock Vesting (3)	1,472,470			5,761,098
	Total:	2,608,470		1,846,000	10,177,570
Gerard Gifford	Salary:			745,000	2,235,000
	Bonus:	707,750		707,750	2,818,322
	Accelerated Restricted Stock Vesting: (3)	2,122,737			8,319,004
	Total:	2,830,487		1,452,750	13,372,326
Didier Sourisseau	Salary:			639,640	1,918,921
	Bonus:	1,023,424		1,023,424	1,451,905
	Accelerated Restricted Stock Vesting: (3)	987,269			3,686,700
	Total:	2,010,693		1,663,064	7,057,526
Djalma Novaes	Salary:			600,000	1,800,000
	Bonus:	960,000		960,000	1,835,376
	Accelerated Restricted Stock Vesting: (3)	1,208,142			4,733,348
	Total:	2,168,142		1,560,000	8,368,724

(1)	The bonus amounts in this column assume a retirement scenario. In death or disability scenarios, the amounts for some of the NEOs would be lower because, in these cases, bonus calculations are based on target, and not actual, bonus amounts.
(2)	In addition, as indicated in the Pension Benefits table, each of our NEOs is a participant in the Company’s SERP. Currently, the SERP benefits of Messrs. Donahue, Gifford, Kelly and Novaes are vested, and the SERP benefits of Mr. Sourisseau are unvested. However, under the terms of the SERP, in the event of a change in control, each NEO shall become 100% vested in his SERP benefit. In addition, as soon as administratively practicable but in no event more than 10 business days after a change in control, all benefits under the SERP will be paid to each NEO in a cash lump sum.
(3)	In the case of retirement with Committee approval, disability or death, the vesting of time-based restricted stock awards (or issuance of deferred stock, in Mr. Sourisseau’s case) accelerates and the performance-based shares remain outstanding, subject to performance conditions until the performance period ends. Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured. On a Change in Control, all time-based restricted stock will become vested, and performance-based restricted stock will vest based upon the Company’s achievement of the performance goals between the beginning of the relevant measurement period(s) and the date of the Change in Control. For termination after a Change in Control, the table assumes that the target level of performance share compensation will be achieved. For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note V, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

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Pay Ratio Disclosure

Federal law requires that the Company disclose the ratio of its CEO’s total compensation to the total compensation of its median employee (excluding the CEO). To determine this ratio we utilized our global workforce consisting of all U.S., non-U.S., full-time, part-time and temporary employees of the Company and its consolidated subsidiaries. As the result of strong global growth together with the Signode (Transit Packaging) acquisition in 2018, approximately 80% of the Company’s employees now are located outside of the U.S. No assumptions, cost-of-living adjustments or other estimates with respect to compensation were made, except that the compensation was annualized for all full-time employees who began employment during 2020. The Company identified its median employee by using total compensation from the Company’s payroll records as of December 31, 2019. The Company’s median employee was based outside of the U.S. The median employee’s total compensation was calculated using the same methodology used to calculate the Total Compensation of the CEO as set forth in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. The median employee’s total compensation was $31,565, and the total compensation of the CEO was $17,521,039. Accordingly, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees of the Company, except the CEO, is 555:1.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, were the independent auditors for the most recently completed fiscal year. The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company’s financial statements for 2021. PricewaterhouseCoopers perform annual audits of the Company’s financial statements and assist the Company in the preparation of various tax returns around the world. A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised using the “Ask a Question” field at the virtual Annual Meeting or submitted in writing to the Office of the Corporate Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2020 and December 31, 2019. The Company paid fees in the following categories:

(1) Audit Fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.

(2) Audit-Related Fees were for fees for due diligence in connection with mergers and acquisitions and other assurance-related services performed in connection with statutory requirements in various countries. In 2020, Audit-Related Fees consisted largely of accounting services performed in connection with the Company’s ongoing strategic review, specifically carve-out audits of certain of the Company’s business units.

(3) Tax Compliance Fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.

(4) Tax Advisory Services Fees were for tax planning and advice.

(5) All Other Fees were for services rendered for assistance provided primarily to non-U.S. subsidiaries.

The amount of fees for each category in 2020 and 2019 are set forth below.

	2020	2019
Audit Fees	$9,408,000	$10,148,000
Audit-Related Fees	6,315,000	714,000
Tax Compliance Fees	320,000	388,000
Tax Advisory Services Fees	1,148,000	1,307,000
All Other Fees	21,000	40,000

All of the services described above were approved by the Audit Committee. The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors. The Audit Committee reviews each year the level of Audit and Audit-Related Fees in relation to all other fees paid to the independent auditors. In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees. The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by the Company’s independent auditors. In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter the Chair of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $250,000 per transaction and reports back any such approvals to the full Audit Committee. Pursuant to this authority, during 2020 the Chair reviewed and approved $350,000 of such services.

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AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2020 and the Company’s system of internal controls and its effectiveness. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States. PricewaterhouseCoopers have informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2020.

The Audit Committee discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

This report is respectfully submitted on February 24, 2021 by the members of the Audit Committee.

Caesar Sweitzer, Chair
Andrea Funk
Josef Müller
B. Craig Owens
William Urkiel
Dwayne Wilson

62

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2021.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection. In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

The Board of Directors Recommends a Vote FOR the Ratification of the

Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

63

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, the Company will conduct a Shareholder vote on an advisory resolution to approve executive compensation, commonly referred to as a “Say-on-Pay” vote. The Company currently conducts Say-on-Pay votes on an annual basis, and it expects to conduct the next Say-on-Pay vote at the Company’s 2022 Annual Meeting of Shareholders.

The Board of Directors encourages Shareholders, in deciding whether to vote in favor of the advisory resolution below, to review the compensation-related elements of this Proxy Statement, including those in the Proxy Statement Summary, the CD&A and the tables and related narrative in the Executive Compensation section, for details regarding the Company’s executive compensation program and 2020 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company’s executive management with the long-term interests of Shareholders. To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive Shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2021 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation.

The Board of Directors Recommends a Vote FOR the

Approval of this Advisory Resolution on Executive Compensation.

64

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholder action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

ADAM J. DICKSTEIN
Corporate Secretary

Yardley, Pennsylvania 19067
March 15, 2021

CROWN HOLDINGS, INC. 770 TOWNSHIP LINE ROAD YARDLEY, PENNSYLVANIA 19067

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CCK2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D33408-P49191	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CROWN HOLDINGS, INC. The Board of Directors Recommends a Vote FOR the Election of all Nominees.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:				□	□	□
	01)	John W. Conway	08)	Josef M. Müller
	02)	Timothy J. Donahue	09)	B. Craig Owens
	03)	Richard H. Fearon	10)	Caesar F. Sweitzer
	04)	Andrea J. Funk	11)	Jim L. Turner
	05)	Stephen J. Hagge	12)	William S. Urkiel
	06)	Rose Lee	13)	Dwayne A. Wilson
	07)	James H. Miller

The Board of Directors Recommends a Vote FOR Items 2 and 3.		For	Against	Abstain
2.	Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2020	□	□	□
3.	Approval by advisory vote of the resolution on executive compensation as described in the Proxy Statement.	□	□	□
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 3.

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CROWN HOLDINGS, INC.
The 2021 Annual Meeting of Shareholders will be held
on April 22, 2021 at 9:30 a.m. at:
www.virtualshareholdermeeting.com/CCK2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement relating to the Annual Meeting of Shareholders, Proxy Card and Annual Report to
Shareholders are available at www.crowncork.com/investors/proxy-online.

D33409-P49191

Crown Holdings, Inc. www.virtualshareholdermeeting.com/CCK2021	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 22, 2021

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Timothy J. Donahue, Thomas A. Kelly and Adam J. Dickstein as Proxy Holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 2, 2021 at the Annual Meeting of Shareholders to be held at www.virtualshareholdermeeting.com/CCK2021 on April 22, 2021 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxy Holders, on any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Holders cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.